UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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VIACOM INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 18, 2008

Dear Stockholder:

We are pleased to invite you to attend the Viacom Inc. 2008 Annual Meeting of Stockholders. The meeting will be held on Thursday, June 5, 2008 at the Hudson Theatre, Millennium Broadway Hotel, 145 West 44th Street (between Broadway and 6th Avenue), New York, New York, beginning at 10:30 a.m., Eastern Daylight Time. Holders of Class A common stock are being asked to vote on the matters listed in the attached Notice of 2008 Annual Meeting of Stockholders.

If you hold shares of Class A common stock, please follow the instructions to vote found on your Notice of Internet Availability of Proxy Materials or proxy card promptly to ensure that your shares will be voted at the Annual Meeting. If you attend the Annual Meeting, you may vote your shares in person.

National Amusements, Inc., which as of our record date of April 7, 2008 beneficially owned shares of Class A common stock representing approximately 81.6% of the voting power of our common stock, has advised us that it intends to vote all of its shares of Class A common stock in favor of each of the matters listed in the attached Notice of 2008 Annual Meeting of Stockholders. Such action by National Amusements will be sufficient to constitute a quorum and to determine the outcome of each of the matters.

If you plan to attend the Annual Meeting and are a registered holder of Class A common stock, please mark the appropriate box on the proxy card, or so indicate when you vote by telephone or the Internet, and an admission ticket will be sent to you. If you are a registered holder of Class B common stock or you hold shares of Class A or Class B common stock beneficially in a brokerage account or otherwise and you plan to attend the Annual Meeting, you will need to obtain an admission ticket in advance by sending a written request along with proof of ownership (such as your brokerage firm account statement or advice/statement of holdings from our transfer agent) to Director, Shareholder Relations, Viacom Inc., 1515 Broadway, 52nd Floor, New York, New York 10036-5794. Please bring photo identification with you for admittance to the meeting.

We appreciate your continued interest in and support of Viacom and look forward to seeing you at the Annual Meeting.

SUMNER M. REDSTONE	PHILIPPE P. DAUMAN
Executive Chairman of the Board of Directors and Founder	President and Chief Executive Officer

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

AND PROXY STATEMENT

To Viacom Stockholders:

The Viacom Inc. 2008 Annual Meeting of Stockholders will be held on Thursday, June 5, 2008 at the Hudson Theatre, Millennium Broadway Hotel, 145 West 44th Street (between Broadway and 6th Avenue), New York, New York, beginning at 10:30 a.m., Eastern Daylight Time. The principal business of the meeting will be the consideration of the following matters:

1.	The election of 11 directors;

2.	The ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent auditor for 2008; and

3.	Such other business as may properly come before the meeting.

The close of business on April 7, 2008 was the record date for determining the holders of shares of our Class A common stock entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. For a period of at least ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be open to the examination of any stockholder during ordinary business hours at our corporate headquarters located at 1515 Broadway, New York, New York.

By order of the Board of Directors,

MICHAEL D. FRICKLAS

Executive Vice President, General Counsel

and Secretary

April 18, 2008

2008 PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE 2008 ANNUAL MEETING OF STOCKHOLDERS

What is the purpose of this proxy statement?

The Viacom Board of Directors is soliciting a proxy from stockholders of our Class A common stock for the matters to be considered at the 2008 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 5, 2008.

What is the Notice of Internet Availability of Proxy Materials?

In accordance with new proxy delivery rules recently adopted by the SEC, we intend to commence distribution on or about April 21, 2008 of a notice (the “Notice of Internet Availability of Proxy Materials”) indicating that this Notice of 2008 Annual Meeting of Stockholders and Proxy Statement, our Stockholder Letter and our 2007 Annual Report on Form 10-K will be made available at http://proxymaterials.viacom.com. This website will also provide stockholders of Class A common stock with instructions on how to vote their shares. The Notice of Internet Availability of Proxy Materials also indicates how you may request printed copies of these materials, including, for holders of Class A common stock, the proxy card or voting instruction card.

What matters will be voted on at the Annual Meeting?

The principal business of the meeting will be the consideration of the following matters:

1.	The election of 11 directors; and

2.	The ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent auditor for 2008.

How does the Board of Directors recommend holders of Class A common stock vote on each of these matters?

The Board of Directors recommends that you vote your shares:

1.	“FOR” the election of each of the 11 nominated directors; and

2.	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) to serve as our independent auditor for 2008.

Who is entitled to vote at the Annual Meeting?

The close of business on April 7, 2008 was the record date for determining the holders of our Class A common stock entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. The Notice of Internet Availability of Proxy Materials received by holders of Class A common stock will explain how they may vote their shares. Holders of our non-voting Class B common stock may access and receive this proxy statement and related materials but are not entitled to vote at the Annual Meeting or any adjournment thereof.

How many shares can vote at the Annual Meeting?

As of April 7, 2008, we had outstanding 57,365,860 shares of Class A common stock, with each of those shares being entitled to one vote, and 576,310,365 shares of Class B common stock, which are not entitled to vote.

How many shares must be present or represented at the Annual Meeting to conduct business at the meeting?

Under our Amended and Restated Bylaws, the holders of a majority of the aggregate voting power of the Class A common stock outstanding on the record date, present in person or by proxy at the Annual Meeting, shall constitute a quorum to conduct business at the Annual Meeting. Abstentions and broker non-votes will be treated as present for purposes of determining the presence of a quorum. The shares of our Class A common stock held by National Amusements, Inc. will be voted at the Annual Meeting, which will be sufficient to constitute a quorum.

What vote is required to approve each of the matters?

The affirmative vote of the holders of a majority of the aggregate voting power of the Class A common stock present in person or by proxy at the Annual Meeting is required to approve each of the matters set forth above.

As of April 7, 2008, National Amusements beneficially owned through its wholly-owned subsidiary, NAIRI, Inc., approximately 81.6% of our outstanding Class A common stock and approximately 11.4% of our outstanding Class A common stock and Class B common stock on a combined basis. Sumner M. Redstone, the controlling stockholder of National Amusements, is our Executive Chairman of the Board of Directors and Founder. National Amusements has advised us that it intends to vote all of the shares of Class A common stock held by NAIRI in favor of each of matters 1 and 2 listed above. Such action by National Amusements will be sufficient to approve the matters.

How can I vote my shares at the Annual Meeting?

Voting by Proxy. Holders of Class A common stock may submit a proxy in either of the following ways:

•

By telephone or the Internet by following the instructions on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction card. These instructions can also be found at http://proxymaterials.viacom.com. Your telephone or Internet proxy must be received no later than 11:59 p.m., Eastern Daylight Time, on June 4, 2008; or

•	Complete, sign, date and return the proxy card or voting instruction card so that it is received prior to the Annual Meeting.

Philippe P. Dauman and Michael D. Fricklas (the “proxy holders”) have been designated by our Board of Directors to vote the shares represented by proxy at the Annual Meeting. Messrs. Dauman and Fricklas are executive officers of Viacom, and Mr. Dauman is also a director nominee. They will vote the shares represented by each valid and timely received proxy in accordance with your instructions, or if you do not specify instructions on your proxy when you submit it, the shares represented by the proxy will be voted in accordance with the recommendations of the Board of Directors as described in this proxy statement. If any other matter properly comes before the Annual Meeting, the proxy holders will vote the shares represented by proxy on that matter in their discretion.

Shares Held in the Viacom 401(k) Plan. Voting instructions relating to shares of Class A common stock held in the Viacom 401(k) plan must be received no later than 11:59 p.m., Eastern Daylight Time, on June 3, 2008 so that the trustee of the plan (who votes the shares on behalf of plan participants) has adequate time to tabulate the voting instructions. Shares held in the Viacom 401(k) plan that are not voted or for which the trustee does not receive timely voting instructions will be voted by the trustee in the same proportion as the shares held in the plan that are timely voted.

Voting other than by Proxy. While we encourage voting in advance by proxy, holders of Class A common stock (other than shares held in the Viacom 401(k) plan) also have the option of voting their shares in person at the Annual Meeting.

Can I change my vote or revoke my proxy after I return my proxy card?

Shares Held other than in the Viacom 401(k) Plan. You may change your vote or revoke your proxy at any time before your proxy is voted at the Annual Meeting. A proxy may be revoked before the voting deadline by sending written notice to Michael D. Fricklas, Secretary, Viacom Inc., 1515 Broadway, New York, NY 10036-5794, or by submission (including telephone or Internet submission) of a proxy bearing a later date than the proxy being revoked to Broadridge, P.O. Box 9162, Farmingdale, NY 11735. Revocations made by telephone or the Internet must be received by 11:59 p.m., Eastern Daylight Time, on June 4, 2008. A holder may also revoke a proxy by voting in person at the Annual Meeting.

Shares Held in the Viacom 401(k) Plan. Voting instructions relating to shares of Class A common stock held in a 401(k) plan may be revoked prior to 11:59 p.m., Eastern Daylight Time, on June 3, 2008 by sending written notice to Michael D. Fricklas, Secretary, Viacom Inc., 1515 Broadway, New York, NY 10036-5794, or by submission (including telephone or Internet submission) of voting instructions bearing a later date than the voting instructions being revoked to Broadridge, P.O. Box 9162, Farmingdale, NY 11735.

What effect do abstentions and broker non-votes have on the matters to be voted upon?

An abstention with respect to any matter will have the effect of a vote against such matter.

Broker non-votes may occur because certain beneficial holders of our Class A common stock hold their shares in “street name” through a broker or other nominee. Under the rules of the New York Stock Exchange (the “NYSE”), the broker or nominee may not be permitted to exercise voting discretion with respect to some matters to be acted upon at our Annual Meeting. Therefore, if a beneficial holder of our Class A common stock does not give the broker or nominee specific voting instructions, the holder’s shares may not be voted on those matters and a broker non-vote will occur. Broker non-votes will have no effect on the voting results for such matters.

How do I obtain admission to the Annual Meeting?

If you plan to attend the Annual Meeting and are a registered holder of Class A common stock, please mark the appropriate box on the proxy card, or so indicate when you vote by telephone or the Internet, and an admission ticket will be sent to you. If you are a registered holder of Class B common stock or you hold shares of Class A or Class B common stock beneficially in a brokerage account or otherwise and you plan to attend the Annual Meeting, you will need to obtain an admission ticket in advance by sending a written request along with proof of ownership (such as your brokerage firm account statement or advice/statement of holdings from our transfer agent) to Director, Shareholder Relations, Viacom Inc., 1515 Broadway, 52nd Floor, New York, New York 10036-5794. Please bring photo identification with you for admittance to the meeting.

Who will bear the cost of soliciting votes for the Annual Meeting?

We will pay the cost of the solicitation of proxies, including the preparation, website posting, printing and delivery of the Notice of Internet Availability of Proxy Materials, proxy statement and related materials. We will furnish copies of these materials to banks, brokers, fiduciaries, custodians and other nominees that hold shares on behalf of beneficial owners so that they may forward the materials to beneficial owners.

Who will count the votes?

We have retained IVS Associates, Inc. to tabulate the votes and serve as the independent inspector of election for the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

We will publish the final results of the voting in our Quarterly Report on Form 10-Q for the period ending June 30, 2008.

How can I elect to receive future shareholder communications such as proxy materials electronically?

Stockholders can elect to receive future Viacom proxy statements, annual reports and other stockholder communications electronically instead of by mail. Stockholders who have previously enrolled in electronic delivery of shareholder communications will receive their materials online this year. This helps us reduce the use of paper and other resources, and lower our printing, postage and other costs. We highly recommend that you consider electronic delivery of these documents. You can elect to participate in electronic delivery of such materials when you vote on the Internet. You can also enroll at www.icsdelivery.com/viacom.

Shares Held in the Viacom 401(k) Plan. If you hold your Viacom shares in the Viacom 401(k) plan, you will receive printed copies of these proxy materials, unless you have previously consented to electronic delivery. We encourage you to enroll in electronic delivery through the above website for future years.

COMPANY INFORMATION AND MAILING ADDRESS

We were organized as a Delaware corporation in 2005 in connection with our separation from the former Viacom Inc. (“Former Viacom”), which is now known as CBS Corporation. Our mailing address is Viacom Inc., 1515 Broadway, New York, NY 10036-5794, and our telephone number is (212) 258-6000. Our website address is www.viacom.com.

References in this proxy statement to “Viacom,” “company,” “we,” “us” and “our” refer to Viacom Inc. and our consolidated subsidiaries, unless the context requires otherwise. Information on our website is not intended to be incorporated into this proxy statement.

ITEM 1 – ELECTION OF DIRECTORS

The election of 11 directors is proposed by the Board of Directors, each director to hold office, in accordance with our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, for a term of one year and until his or her successor is duly elected and qualified.

All of the director nominees are current members of our Board of Directors who were last elected at our 2007 Annual Meeting. The Governance and Nominating Committee unanimously recommended to the Board that the director nominees be invited to stand for re-election at the Annual Meeting.

In accordance with the Board’s recommendation, the proxy holders will vote the shares of Class A common stock covered by the respective proxies FOR the election of each of the 11 director nominees set forth below, unless the stockholder gives instructions to the contrary. If, for any reason, any of the director nominees becomes unavailable for election, the proxy holders may exercise discretion to vote for substitute nominees proposed by the Board. Each of the director nominees has indicated that he or she will be able to serve if elected and has agreed to do so.

Information about each director nominee is set forth below, including the director’s business experience, tenure on our Board and Former Viacom’s board, as applicable, independence status as determined by the Board of Directors in accordance with the standards discussed under “Our Board of Directors,” and service on the boards of directors of other public companies and investment companies. In addition, important information about Viacom’s corporate governance practices, the responsibilities and functioning of the Board and its committees, and related person transactions is found elsewhere in this proxy statement. We encourage you to review this information in connection with your decisions on the election of the 11 director nominees.

George S. Abrams	Age 76	Not Independent

Mr. Abrams has been a member of our Board since January 1, 2006, having previously served as a director of Former Viacom since 1987. He is an attorney associated with the law firm of Winer and
Abrams in Boston since 1969. Prior to that, Mr. Abrams served for three years as General Counsel and
Staff Director of the United States Senate Judiciary Committee for Refugees. Mr. Abrams is a Trustee
of the Boston Museum of Fine Arts and a Fellow and/or Director of a number of other arts and education related boards and foundations. He is also a director of National Amusements, Inc. and
Sonesta International Hotels Corporation.

Philippe P. Dauman	Age 54	Not Independent

Mr. Dauman has been our President and Chief Executive Officer since September 5, 2006 and a member of our Board since January 1, 2006, having previously served as a director of Former Viacom since 1987. Prior to joining Viacom, he was Co-Chairman and Chief Executive Officer of DND Capital
Partners, L.L.C., a private equity firm specializing in media and telecommunications investments that he co-founded with Mr. Dooley, from May 2000 until September 2006. Prior to that, Mr. Dauman held several positions at Former Viacom, which he first joined in 1993, including Deputy Chairman, member of its Executive Committee and Executive Vice President, General Counsel and Secretary.
Mr. Dauman is also a director of National Amusements, Inc. and Lafarge S.A.

Thomas E. Dooley	Age 51	Not Independent

Mr. Dooley has been our Senior Executive Vice President and Chief Administrative Officer since
September 5, 2006, our Chief Financial Officer since January 1, 2007 and a member of our Board since
January 1, 2006. Prior to joining Viacom, he was Co-Chairman and Chief Executive Officer of DND
Capital Partners, a private equity firm specializing in media and telecommunications investments that he co-founded with Mr. Dauman, from May 2000 until September 2006. Before that, Mr. Dooley held various corporate and divisional positions at Former Viacom, which he first joined in 1980, including
Deputy Chairman, member of its Executive Committee, and Executive Vice President, Finance,
Corporate Development and Communications. Mr. Dooley is also a director of Sapphire Industrial
Corp.

Alan C. Greenberg	Age 80	Independent

Mr. Greenberg has been a member of our Board since January 1, 2006, having previously served as a director of Former Viacom since 2003. He is Chairman of the Executive Committee of The Bear
Stearns Companies Inc., a position he has held since June 2001. Mr. Greenberg also served as
Chairman of the Board of Bear Stearns from 1985 to 2001, and as its Chief Executive Officer from
1978 to 1993. Mr. Greenberg is also a director of Bear Stearns.

Robert K. Kraft	Age 66	Independent

Mr. Kraft has been a member of our Board since January 1, 2006. He is Chairman and Chief Executive
Officer of The Kraft Group, which includes the New England Patriots, New England Revolution,
Gillette Stadium, Rand-Whitney Group and International Forest Products Corporation. Mr. Kraft has
been the owner of the New England Patriots for the past 14 seasons, and has served as Chairman of the
NFL’s Finance Committee since 1998. He is also a director of the Dana Farber Cancer Institute, the
Federal Reserve Bank of Boston and The New England Patriots Charitable Foundation.

Blythe J. McGarvie	Age 51	Independent

Ms. McGarvie has been a member of our Board since April 12, 2007. Since January 2003, she has been the President of Leadership for International Finance, LLC, a firm focusing on improving clients’
financial positions and providing leadership seminars for corporate and academic groups. From 1999 through 2002, Ms. McGarvie was the Executive Vice President and Chief Financial Officer of BIC
Group. Prior to that, Ms. McGarvie served as Senior Vice President and Chief Financial Officer of
Hannaford Bros. Co. from 1994 to 1999. Ms. McGarvie is also a director of Accenture Ltd., The Pepsi
Bottling Group, Inc. and The Travelers Companies, Inc.

Charles E. Phillips, Jr.	Age 48	Independent

Mr. Phillips has been a member of our Board since January 1, 2006, having previously served as a director of Former Viacom since 2004. He has been a President of Oracle Corporation since May 2003, having also served as a member of the Board of Directors and Executive Management Committee for
Oracle Corporation since January 2004. Prior to joining Oracle, Mr. Phillips was with Morgan
Stanley’s Institutional Securities Division from 1994 to 2003, where he was responsible for analyzing the enterprise software industry. Mr. Phillips is also a director of Oracle Corporation and Morgan
Stanley.

Shari Redstone	Age 54	Not Independent

Ms. Redstone has been the Non-Executive Vice Chair of our Board since January 1, 2006. She also serves as Non-Executive Vice Chair of the Board of CBS Corporation. Ms. Redstone served on the Board of Former Viacom since 1994, becoming Vice Chairman in June 2005. She has been President of National Amusements, Inc. since January 2000, and prior to that, served as Executive Vice President of National Amusements since 1994. Ms. Redstone practiced law from 1978 to 1993, with her practice including corporate law, estate planning and criminal law. She is a member of the Board of Directors and Executive Committee for the National Association of Theatre Owners, Co-Chairman and Co-Chief Executive Officer of MovieTickets.com, Inc. and Chairman and Chief Executive Officer of CineBridge Ventures, Inc. She is also a member of the board of several charitable organizations, including the Dana Farber Cancer Institute, Combined Jewish Philanthropies and the John F. Kennedy Library Foundation. Ms. Redstone is also a director of National Amusements and Chairman of Midway Games Inc. She is the daughter of Sumner Redstone.

Sumner M. Redstone	Age 84	Not Independent

Mr. Redstone has been our Executive Chairman of the Board of Directors and Founder since January 1, 2006. He also serves as Executive Chairman and Founder of CBS Corporation. He was Chief Executive Officer of Former Viacom from 1996 to 2005 and Chairman of the Board of Former Viacom since 1986. He has been Chairman of the Board of National Amusements, Inc., our controlling stockholder, since 1986, its Chief Executive Officer since 1967 and also served as its President from 1967 through 1999. Mr. Redstone served as the first Chairman of the Board of the National Association of Theatre Owners and is currently a member of its Executive Committee. He has been a frequent lecturer at universities, including Harvard Law School, Boston University Law School and Brandeis University. Mr. Redstone graduated from Harvard University in 1944 and received an LL.B. from Harvard University School of Law in 1947. Upon graduation, he served as law secretary with the U.S. Court of Appeals and then as a special assistant to the U.S. Attorney General. Mr. Redstone served in the Military Intelligence Division during World War II. While a student at Harvard, he was selected to join a special intelligence group whose mission was to break Japan’s high-level military and diplomatic codes. Mr. Redstone received, among other honors, two commendations from the Military Intelligence Division in recognition of his service, contribution and devotion to duty, and the Army Commendation Award.

Frederic V. Salerno	Age 64	Independent

Mr. Salerno has been a member of our Board since January 1, 2006, having previously served as a director of Former Viacom since 1994. He is a retired Vice Chairman and Chief Financial Officer of Verizon Communications Inc., a position he held from June 2000 to October 2002. Prior to that, Mr. Salerno served as Vice Chairman and Chief Financial Officer of Bell Atlantic (Verizon’s predecessor) from August 1997. Prior to the merger of Bell Atlantic and NYNEX Corporation, Mr. Salerno served as Vice Chairman, Finance and Business Development, of NYNEX from 1994 to 1997. Mr. Salerno was Vice Chairman of the Board of NYNEX and President of the NYNEX Worldwide Services Group from 1991 to 1994. Mr. Salerno is also a director of Akamai Technologies, Inc., The Bear Stearns Companies Inc., CBS Corporation, IntercontinentalExchange, Inc., Popular Inc. and National Fuel Gas Company.

William Schwartz	Age 74	Independent

Mr. Schwartz has been a member of our Board since January 1, 2006, having previously served as a director of Former Viacom since 1987. He is counsel to the law firm of Cadwalader, Wickersham & Taft, a position he has held since 1988. Mr. Schwartz served as Vice President for Academic Affairs (the chief academic officer) of Yeshiva University from 1993 to 1998, and has been University Professor of Law at Yeshiva University and the Cardozo School of Law since 1991. Mr. Schwartz was Dean of the Boston University School of Law from 1980 to 1988, and a professor of law at Boston University from 1955 to 1991. Mr. Schwartz is an honorary member of the National College of Probate Judges. Mr. Schwartz formerly served as chairman of UST Corp., and was chairman of the Boston Mayor’s Special Commission on Police Procedures and a member of the Legal Advisory Board of the New York Stock Exchange.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors recommends a vote “FOR” the election of each of the director nominees named above.

OUR BOARD OF DIRECTORS

Our Board of Directors is comprised of 11 members, six of whom are independent under the standards discussed below. The Board has three standing committees: the Audit Committee, the Compensation Committee and the Governance and Nominating Committee, each of which is comprised solely of independent directors. Our Board met 10 times in 2007, and each of our directors attended at least 75% of the meetings of the Board and Committees on which the director served. In addition to our Board and Committee meetings, all directors are expected to attend the Annual Meeting and all of our directors attended our 2007 Annual Meeting except for Mr. Kraft, who was unable to attend due to another commitment.

Director Independence

Our Corporate Governance Guidelines (the “Guidelines”) provide that a majority of our directors must be independent of Viacom, as “independence” is defined in the New York Stock Exchange listing standards (the “NYSE listing standards”) and in the Guidelines. The NYSE listing standards set forth five “bright-line” tests that require a finding that a director is not independent if the director fails any of the tests. In addition, the NYSE listing standards provide that a director is not independent unless the Board affirmatively determines that the director has no “material relationship” with Viacom. Our Guidelines set forth categorical standards to assist the Board in determining what constitutes a “material relationship” with Viacom. These standards are summarized below and are also set forth in their entirety in our Guidelines, which are posted in the “Investor Relations/Corporate Governance” section of our website at www.viacom.com.

Under the categorical standards in our Guidelines, the following relationships are generally deemed not to be material:

•

the types of relationships identified by the NYSE listing standard’s bright-line tests, if they occurred more than five years ago (the Board will review any such relationship if it occurred more than three but less than five years ago);

•

a relationship whereby the director has received, or an immediate family member of the director has received for service as an executive officer, less than $100,000 in direct compensation from us during any twelve-month period within the last three years; and

•	a relationship where the director is an executive officer or employee, or an immediate family member of the director is an executive officer, of the following:

•

a company that made payments to or received payments from us for property or services in an amount that, in any of the last three fiscal years, is less than 1% of such company’s annual consolidated gross revenues;

•	a company which is either indebted to us or a creditor of ours in an amount that is less than 1% of such company’s total consolidated assets; and

•	a tax-exempt organization that received contributions from us in the prior fiscal year in an amount less than the greater of $500,000 or 1% of that organization’s consolidated gross revenues.

For relationships that exceed the thresholds set forth above, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, is made by the directors who are independent. In addition, the Guidelines state that, generally, the types of relationships not addressed by the NYSE listing standards or the categorical standards described in the Guidelines will not, by themselves, cause a director to be considered not independent. However, the Board may, after considering relevant facts and circumstances, determine that a director is not independent for any reason it deems appropriate.

Independence of Our Directors

When considering whether a director is independent, we believe it is important for our Board to have a range of information about the director so that it can make an informed independence determination. Our Governance and Nominating Committee and the full Board review summary information sheets on each director that contain information relating to the director’s employment, any relationships required to be disclosed as related person transactions in this proxy statement, other relationships not required to be disclosed in this proxy statement because they do not meet materiality thresholds, any relationship of which we are aware between the director or a director’s family member and Viacom or any other Viacom director or executive officer (for example, overlapping directorships), other public company board and committee memberships and affiliations with not-for-profit organizations. In addition, as discussed under “Related Person Transactions,” the Governance and Nominating Committee receives reports on all transactions between related persons and us, regardless of whether such transaction is determined to involve a material interest by a related person.

During 2007, 6 of our 11 directors were independent at all times. The independent directors were Messrs. Greenberg, Kraft, Phillips, Salerno and Schwartz, Ms. Ellen Futter and Ms. Blythe McGarvie. Effective April 12, 2007, Ms. Futter left our Board and Ms. McGarvie joined our Board as an independent director.

In April 2008, the Board reviewed the independence of the director nominees. As a result of this review, the Board determined that Messrs. Greenberg, Kraft, Phillips, Salerno and Schwartz and Ms. McGarvie continued to be independent. In connection with the review, the Governance and Nominating Committee and the Board considered the summary information sheets described above. With respect to specific transactions involving companies affiliated with an independent director, the Board considered that Bear Stearns, where Mr. Greenberg is Chairman of the Executive Committee, provides investment banking services to us from time to time and is the broker for our stock repurchase program. It also considered the commercial agreements we have in place with Oracle Corporation, where Charles Phillips is a President, for the licensing or purchase of software and other equipment and related consulting services. In both instances, the financial amounts relating to the transactions in the aggregate were well below 1% of the other company’s revenues, which is the applicable threshold under our Guidelines below which transactions are presumed not to affect independence. In addition, these transactions were not entered into as a result of Messrs. Greenberg’s or Phillips’ service on our Board and were negotiated on an arm’s length basis. Therefore, although considered, the Board reached a determination that these transactions had no impact on the independence of either Mr. Greenberg or Mr. Phillips.

Board Committees

The following chart sets forth the current membership of our Board committees. The Board reviews and determines the membership of the committees at least annually, with input from the Governance and Nominating Committee.

Committee	Members	Number of Meetings in 2007
Audit Committee	Frederic V. Salerno, Chair Blythe J. McGarvie(1) Charles E. Phillips, Jr.	7

Compensation Committee	Robert K. Kraft, Chair Frederic V. Salerno William Schwartz	7

Governance and Nominating Committee	William Schwartz, Chair Robert K. Kraft Frederic V. Salerno	4

(1)	Mr. Schwartz served on the Audit Committee until April 12, 2007, when Ms. McGarvie was elected to the Board and the Audit Committee.

Information about the committees, their respective roles and responsibilities and their charters is set forth below. Each of our committees has a written charter, which is posted in the “Investor Relations/Corporate Governance” section of our website at www.viacom.com.

Audit Committee

The Audit Committee Charter provides that the Audit Committee will be comprised of at least three independent directors, each of whom also meets the additional standards for Audit Committee independence set forth in the NYSE listing standards, that all Audit Committee members be financially literate and that the Committee have at least one “audit committee financial expert.” In accordance with its Charter, the Committee holds at least six regular meetings each year. It meets separately with the independent auditor at least four times each year, and regularly in executive session with members of our senior management team. The Audit Committee is responsible for the following, among other things:

•	the appointment, compensation, retention, termination and oversight of our independent auditor, including reviewing with the independent auditor the scope of the audit plan and audit fees;

•	reviewing our financial statements and related SEC filings and financial disclosures;

•	overseeing our compliance with the requirements of Section 404 of the Sarbanes-Oxley Act with respect to internal control over financial reporting;

•	oversight of our internal audit function; and

•	oversight of our compliance with legal and regulatory requirements.

The Committee is empowered to hire outside advisors as it deems appropriate. For additional information on the Committee’s role and its oversight of the independent auditor during 2007, see “Report of the Audit Committee.”

Audit Committee Financial Experts. The Board of Directors has determined that all of the members of the Audit Committee are “financially literate,” as that term is interpreted by the Board in its business judgment. In addition, the Board has determined that all three members, Ms. McGarvie, Mr. Phillips and Mr. Salerno (Chair), are independent directors and qualify as “audit committee financial experts,” as that term is defined in the regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

Service on the Audit Committees of Other Public Companies. We do not restrict the number of other audit committees on which members of our Audit Committee may serve; however, in recommending director candidates to the Board and directors to serve on committees of the Board, the Governance and Nominating Committee considers the other demands on each director’s time, including those arising from such service. Mr. Salerno, the Chair of the Audit Committee, currently serves on the audit committees of more than three other public companies. The Board has determined that Mr. Salerno’s service on the audit committees of these other companies does not impair his ability to effectively serve on our Audit Committee or as Chair of our committee. This determination is based on his experience as the former chief financial officer of a major public company, experience as the Chair of our Audit Committee and as a member of the audit committees of other major corporations, and the fact that he is retired from full-time employment and therefore able to devote sufficient attention to his responsibilities to our Audit Committee.

Compensation Committee

The Compensation Committee Charter provides that the Compensation Committee will be comprised of at least three independent directors, each of whom must also be an “outside director” as defined by Section 162(m) of the Internal Revenue Code of 1986, as amended. In accordance with the Charter, the Committee holds at least four regular meetings each year and meets regularly in executive session, including with its independent outside advisors. The Compensation Committee is responsible for the following, among other things:

•	establishing and regularly reviewing our general compensation philosophy, strategy and principles;

•

reviewing and approving the total compensation packages for our Executive Chairman and Founder, our President and Chief Executive Officer, our other executive officers, the divisional executives who report to the CEO, and certain other executives;

•	reviewing and making recommendations to the Board on our annual bonus and equity compensation plans and overseeing the administration of those plans;

•	determining the appropriate design for awards made under our annual bonus and equity compensation plans and setting related performance targets;

•	approving all equity awards we grant; and

•	evaluating the performance of our Executive Chairman and Founder and our President and Chief Executive Officer, and other executives as appropriate, including in the context of succession planning.

The Committee is empowered to hire outside advisors as it deems appropriate. For additional information on the Committee’s role, its use of outside advisors and its processes for the consideration and determination of executive compensation, see “Compensation Discussion and Analysis.”

Governance and Nominating Committee

The Governance and Nominating Committee Charter provides that the Governance and Nominating Committee will be comprised of at least three independent directors, and the Board believes that it is a good governance practice that the Committee be comprised of a chair with experience in governance matters plus the chairs of the Audit and Compensation Committees. In accordance with the Charter, the Committee holds at least three regular meetings each year and meets regularly in executive session. The Governance and Nominating Committee is responsible for the following, among other things:

•	identifying and recommending to the Board potential director candidates and reviewing the composition of the Board as part of this process;

•	overseeing all aspects of our corporate governance initiatives, including regular assessments of our principal governance documents;

•	establishing policy on and overseeing our entry into related person transactions;

•	establishing criteria for the annual self-evaluations of the Board and its Committees;

•	reviewing and making recommendations to the Board on director compensation matters; and

•	monitoring developments in the law and practice of corporate governance.

The Committee is empowered to hire outside advisors as it deems appropriate. For additional information on the Committee’s oversight of director compensation and related person transactions, see the sections “Director Compensation” and “Related Person Transactions.”

Executive Sessions of the Board. Mr. Schwartz, the Chair of the Governance and Nominating Committee, leads the executive sessions of non-management and independent directors.

Director Nomination Process. For a discussion on the process undertaken by the Committee in determining the director nominees, see “Item 1—Election of Directors” and “Independence of Our Directors.”

Stockholder Recommendations for Director Candidates. The Committee will consider potential director candidates recommended by our stockholders. All recommendations by stockholders for potential director candidates, which shall include written materials on the potential candidate’s credentials, should be sent to Michael D. Fricklas, Secretary, Viacom Inc., 1515 Broadway, New York, NY 10036-5794.

Our Guidelines and the Governance and Nominating Committee Charter set forth certain criteria for director qualifications and Board composition that stockholders should consider when making a recommendation. These criteria include an expectation that directors have substantial accomplishments in their professional backgrounds, are able to make independent, analytical inquiries, and exhibit practical wisdom and mature judgment. Director candidates should meet our standards for independence, be free of potential conflicts of interest, possess the highest personal and professional ethics, integrity and values, be committed to promoting the long-term interests of our stockholders and be able and willing to devote the necessary time to carrying out their duties and responsibilities as members of the Board. We also believe our directors should have diverse backgrounds and experience. Director candidates recommended by stockholders who meet these qualifications, which are described more fully in our Guidelines and the Governance and Nominating Committee Charter, will be considered by the Chair of the Committee, who will present the information on the candidate to the entire Committee. All director candidates recommended by stockholders will be considered by the Committee in the same manner as any other candidate.

Communications with Directors

Stockholders and other interested parties who would like to contact our non-management directors may send an email to: nonmanagementdirectors@viacom.com or write to Non-Management Directors, Viacom Inc., 1515 Broadway, 52nd Floor, New York, NY 10036-5794. The non-management directors’ contact information is also available on our website at www.viacom.com. The non-management directors have approved the process for handling communications received in this manner.

Stockholders should also use the email and mailing address for the non-management directors to send communications to the Board. The process for handling stockholder communications to the Board received in this manner has been approved by the independent directors of the Board. Correspondence relating to accounting or auditing matters will be handled in accordance with procedures established by the Audit Committee for such matters.

CORPORATE GOVERNANCE

Our corporate governance practices are established, monitored and regularly assessed by our Board of Directors with assistance from the Governance and Nominating Committee. The Board considers current and proposed legal requirements and governance best practices in connection with its decisions on our governance practices, including ensuring that a majority of our Board is independent and that all of our Board committees are comprised solely of independent directors.

Our principal governance documents are our Corporate Governance Guidelines, Board Committee Charters, Business Conduct Statement and Supplemental Code of Ethics for Senior Financial Officers. These documents are available in the “Investor Relations/Corporate Governance” section of our website at www.viacom.com, and copies of these documents may also be requested by writing to Investor Relations, Viacom Inc., 1515 Broadway, New York, NY 10036-5794.

Certain important aspects of our governance documents are summarized below. We encourage our stockholders to read our governance documents, as we believe they illustrate our commitment to good governance practices and ethical business conduct.

Corporate Governance Guidelines

Our Corporate Governance Guidelines set forth our corporate governance principles and practices on a variety of topics, including the responsibilities, composition and functioning of the Board. The Governance and Nominating Committee assesses the Guidelines annually and makes recommendations to the Board on any changes to implement. Our Guidelines address, among other things:

•	director qualifications, including our director independence standards;

•	the requirement to hold separate executive sessions of the non-management directors and of the independent directors a minimum number of times each year;

•	the means for stockholders and interested parties to communicate with the non-management directors;

•	stock ownership guidelines for directors and the Board’s policies for setting director compensation;

•	director orientation and continuing education;

•	policies regarding director access to management, employees and independent advisors;

•	the role of the non-management directors in executive succession planning; and

•	the annual self-evaluation of the Board to assess its effectiveness.

Board Committee Charters

As discussed in more detail in the descriptions of our Board committees under “Our Board of Directors—Board Committees,” each of our Board committees operates under a written charter adopted by the Board. The charters set forth the purpose, objectives and responsibilities of the respective committee and discuss matters such as committee membership requirements, number of meetings and the setting of meeting agendas. The charters are assessed annually by the Governance and Nominating Committee and the respective committee and are updated by the Board as needed.

Business Conduct Statement

Our Business Conduct Statement (the “BCS”) sets forth our standards for ethical conduct that are expected of all directors and employees of Viacom and its subsidiaries. We updated our BCS in 2007, and it has been translated into 21 languages and distributed to our directors and employees worldwide. As part of our compliance and ethics programs, directors and employees receive regular training on the contents of the BCS and, where permitted, are required to certify as to compliance with it. They are also required to disclose any conflicts or potential conflicts of interest on an ongoing basis and appropriately report on suspected violations of the BCS. The BCS addresses, among other things, topics such as:

•	Compliance with laws, rules and regulations;

•	Conflicts of interest, including the disclosure of actual or potential conflicts;

•	Confidentiality, insider information, and fair disclosure;

•	Financial accounting and improper payments;

•	Our commitment to being an equal opportunity employer and to providing a workplace environment free of harassment and improper bias;

•	Fair dealing and relations with competitors, customers and suppliers;

•	Protection and proper use of Company assets, including electronic systems and communications;

•	Anti-corruption laws such as the Foreign Corrupt Practices Act;

•	Health, safety and the environment; and

•	Political contributions and payments.

The BCS also identifies numerous avenues for employees to report violations of the BCS, matters of alleged financial impropriety, or any other matters of concern, anonymously or with attribution, to the appropriate officers of Viacom and/or the Audit Committee. These avenues include telephone hotlines (in the United States and for numerous international locations), email contacts, and reporting through various internal websites at Viacom and its business divisions. The BCS makes clear that retaliation against an employee for a report made in good faith will not be tolerated.

Our Senior Vice President, Associate General Counsel, Global Compliance has day to day responsibility for our compliance and ethics programs. He reports to the Audit Committee and the General Counsel, and chairs a compliance committee consisting of senior executives of various disciplines from Viacom and its business divisions. These individuals regularly review and update the policies embedded in the BCS, and generate more detailed policies and training for those officers and employees engaged in activities that warrant additional focus, such as conducting business internationally. We also require that our suppliers comply with pertinent elements of our business conduct policies.

Waivers of the BCS for our executive officers and directors will be disclosed on our website at www.viacom.com or by Form 8-K filed with the SEC.

Supplemental Code of Ethics for Senior Financial Officers

The Supplemental Code of Ethics for Senior Financial Officers is applicable to our Executive Chairman and Founder, President and Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. The Supplemental Code of Ethics addresses matters specific to those senior financial positions at Viacom, including responsibility for the disclosures made in our filings with the SEC, reporting obligations with respect to certain matters and a general obligation to promote honest and ethical conduct within Viacom. As with all employees, the Senior Financial Officers are also required to comply with the BCS.

Amendments to or waivers of the Supplemental Code of Ethics for these officers will be disclosed on our website at www.viacom.com or by Form 8-K filed with the SEC. Other than the waiver of conflict of interest in connection with our agreement with National Amusements and NAIRI under which they participate in our stock repurchase program, no waivers of the BCS or Supplemental Code of Ethics for Senior Financial Officers have been granted. The National Amusements/NAIRI waiver is posted on our website. For more information on the agreement with National Amusements and NAIRI, see “Related Person Transactions.”

DIRECTOR COMPENSATION

Our director compensation programs are overseen by our Governance and Nominating Committee, which makes recommendations annually to the Board on the appropriate amount and structure of director compensation in light of then current competitive practice. The Governance and Nominating Committee typically receives advice from the Compensation Committee’s independent compensation consultant with respect to its determinations on director compensation matters.

Directors who are not employees of Viacom or any of its subsidiaries (the “Outside Directors”) are entitled to receive compensation for their service on the Board and are eligible to participate in certain director plans discussed below. Messrs. Abrams, Greenberg, Kraft, Phillips, Salerno and Schwartz, Ms. McGarvie and Ms. Redstone are currently Outside Directors. Ms. Futter was an Outside Director until she left the Board in April 2007. See “Director Compensation in 2007” below for detail on the compensation our Outside Directors received in 2007.

Cash Compensation

The Governance and Nominating Committee and the Board last reviewed director compensation in May 2007 and determined not to make any changes to the compensation program. Cash compensation for our Outside Directors is as follows:

•

an annual Board retainer of $60,000, payable in equal installments quarterly in advance, plus a per meeting attendance fee of $2,000, except for our Vice Chair, who receives an annual retainer of $200,000 and a per meeting attendance fee of $4,000;

•

the chairs of the Audit and Compensation Committees each receive an annual retainer of $20,000, payable in equal installments quarterly in advance, and the members of those committees receive a per meeting attendance fee of $2,000; and

•

the chair of the Governance and Nominating Committee receives an annual retainer of $15,000, payable in equal installments quarterly in advance, and the members of that committee receive a per meeting attendance fee of $1,500.

Outside Directors may elect to defer their cash compensation under the Viacom Inc. Deferred Compensation Plan for Outside Directors discussed below.

Equity Compensation

Stock Options. Under the Viacom Inc. 2006 Stock Option Plan for Outside Directors, Outside Directors automatically receive the following:

•

an initial grant of options to purchase 7,928 shares of Class B common stock on the date the director first joins the Board or becomes an Outside Director, which options vest one year from the date of grant; and

•	an annual grant of options to purchase 3,171 shares of Class B common stock on January 31 of each year, which options vest in three equal annual installments on the anniversary of the date of grant.

The exercise price of the stock option grants is the closing price of our Class B common stock on the NYSE on the date of grant.

Restricted Share Units. Under the Viacom Inc. 2006 RSU Plan for Outside Directors, Outside Directors receive an annual grant of restricted share units (“RSUs”) on January 31 of each year equal to $55,000 in value based on the closing price of our Class B common stock on the NYSE on the date of grant, which vest one year from the date of grant. RSUs are payable to Outside Directors in shares of Class B common stock upon vesting unless the Outside Director elects to defer settlement of the RSUs to a future date. Outside Directors are entitled to receive dividend equivalents on the RSUs in the event we pay a regular cash dividend on our Class B common stock.

2008 Grants of Equity Securities. On January 31, 2008, all Outside Directors received the annual grant of options to purchase 3,171 shares of Class B common stock and 1,421 RSUs as described above.

Deferred Compensation Plan

Under the Viacom Inc. Deferred Compensation Plan for Outside Directors, Outside Directors may elect to defer their Board and Committee retainers and meeting fees for the upcoming calendar year. Deferred amounts are credited during a calendar quarter to an interest-bearing income account or a stock unit account in accordance with the director’s prior election. Amounts credited to an income account bear interest at the prime rate in effect at the beginning of each calendar quarter. Amounts credited to a stock unit account are deemed invested in a number of phantom stock units equal to the number of shares of Class A common stock and Class B common stock that the deferred amounts, if invested as equally as possible in the Class A and Class B common stock, would have purchased based on the closing market prices on the first day of the next calendar quarter.

Upon a director’s retirement from the Board, the amounts deferred under the Deferred Compensation Plan for Outside Directors are paid in cash in a lump sum or in three or five annual installments, based on the director’s prior election, with the lump sum or initial annual installment becoming payable on the later of six months after the director leaves the Board or on January 15 of the following year. The value of a stock unit account is determined by reference to the average of the closing market prices of Class A common stock and Class B common stock on the NYSE on each trading date during the four-week period ending five business days prior to the payment date. Amounts paid in installments accrue interest until the final installment is paid.

For more information on the phantom stock units held by certain of our directors as of February 29, 2008, see footnote 1 to “Security Ownership of Certain Beneficial Owners and Management.”

Director Compensation in 2007

The following table sets forth information on the compensation we paid to our Outside Directors in 2007. Messrs. Redstone, Dauman and Dooley were not Outside Directors during 2007, and Ms. Futter ceased to be an Outside Director upon leaving the Board on April 12, 2007, and Ms. McGarvie became an Outside Director on that date.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
George S. Abrams(3)	$80,000	$54,984	$40,821	–	$ 133	$120,000(3)	$295,938
Philippe P. Dauman(4)	–	$4,668	$24,383	–	$5,848	–	$34,899
Thomas E. Dooley(5)	–	$4,668	$13,521	–	–	–	$18,189
Ellen V. Futter(6)	$22,978	$4,668	$1,779	–	–	–	$29,425
Alan C. Greenberg(7)	$78,000	$54,984	$42,865	–	–	–	$175,849
Robert K. Kraft(8)	$118,000	$54,984	$24,827	–	$ 196	–	$198,007
Blythe J. McGarvie(9)	$65,187	–	$56,302	–	$ 156	–	$121,645
Charles E. Phillips, Jr.(10)	$92,000	$54,984	$40,821	–	$ 12	–	$187,817
Shari Redstone(11) Vice Chair	$240,000	$54,984	$24,138	–	$ 111	–	$319,233
Frederic V. Salerno(12)	$134,000	$54,984	$42,865	–	$ 394	–	$232,243
William Schwartz(13)	$119,000	$54,984	$42,865	–	$ 344	–	$217,193

(1)

Reflects equity compensation expense recognized in 2007 not including assumed forfeitures. These amounts do not solely reflect the expense we incurred with respect to 2007 equity awards, but also include expense for awards from prior years that we are still accounting for as an expense. Grant date fair value assumptions are consistent with those disclosed in Note 12, Stock Based Compensation to our Consolidated Financial Statements found in our Annual Report on Form 10-K for the year ended December 31, 2007.

(2)	Interest accrues on the amounts deferred under our Deferred Compensation Plan for Outside Directors at the prime rate in effect at Citibank N.A. at the beginning of each calendar quarter. The prime rate generally represents an interest rate that is more than 120% higher than the applicable Federal Reserve Board’s long-term interest rate and therefore is deemed to be preferential for purposes of this table. Accordingly, we have indicated above the difference in the amount of interest accrued for each director in 2007 compared to the interest that would have been accrued at the applicable Federal Reserve Board’s long-term interest rate.

(3)	Mr. Abrams did not defer receipt of his cash director fees in 2007. As of December 31, 2007, Mr. Abrams held a total of 26,952 stock options for shares of Class B common stock and 1,352 RSUs for shares of Class B common stock. The fair value of grants in 2007 was $37,066 for stock options and $54,986 for RSUs. The amount under “All Other Compensation” reflects amounts paid in connection with Mr. Abrams’ consulting agreement discussed under “Related Person Transactions.”

(4)	Mr. Dauman became our President and Chief Executive Officer on September 5, 2006 and therefore was no longer considered to be an Outside Director. The Stock and Option Awards set forth in this table represent expense in connection with awards received when he was an Outside Director. There were no 2007 director equity grants for Mr. Dauman.

(5)	Mr. Dooley became our Senior Executive Vice President and Chief Administrative Officer on September 5, 2006 (and our Chief Financial Officer on January 1, 2007) and therefore was no longer considered to be an Outside Director. The Stock and Option Awards set forth in this table for Mr. Dooley represent expense in connection with awards received when he was an Outside Director. There were no 2007 director equity grants for Mr. Dooley.

(6)	Ms. Futter did not defer receipt of her cash director fees in 2007. As of December 31, 2007, Ms. Futter held a total of 8,985 stock options for shares of Class B common stock and 1,325 RSUs (deferred RSUs) for shares of Class B common stock. The fair value of grants in 2007 was $37,066 for stock options and $54,986 for RSUs; however, we reversed stock option expense of $4,899 and RSU expense of $10,696 relating to unvested options and RSUs in connection with Ms. Futter’s leaving the Board on April 12, 2007.

(7)	Mr. Greenberg did not defer receipt of his cash director fees in 2007. As of December 31, 2007, Mr. Greenberg held a total of 20,612 stock options for shares of Class B common stock and 1,352 RSUs for shares of Class B common stock. The fair value of grants in 2007 was $37,066 for stock options and $54,986 for RSUs.

(8)	Mr. Kraft deferred receipt of his cash director fees in 2007. As of December 31, 2007, Mr. Kraft held a total of 14,270 stock options for shares of Class B common stock and 1,352 RSUs for shares of Class B common stock. The fair value of grants in 2007 was $37,066 for stock options and $54,986 for RSUs.

(9)	Ms. McGarvie deferred receipt of a portion of her cash director fees in 2007. As of December 31, 2007, Ms. McGarvie held a total of 7,928 stock options for shares of Class B common stock. The fair value of stock option grants in 2007 was $78,138.

(10)	Mr. Phillips did not defer receipt of his cash director fees in 2007. As of December 31, 2007, Mr. Phillips held a total of 17,441 stock options for shares of Class B common stock and 2,600 RSUs (including deferred RSUs) for shares of Class B common stock. The fair value of grants in 2007 was $37,066 for stock options and $54,986 for RSUs.

(11)	Ms. Redstone deferred receipt of a portion of her cash director fees in 2007. As of December 31, 2007, Ms. Redstone held a total of 11,228 stock options for shares of Class B common stock and 2,677 RSUs (including deferred RSUs) for shares of Class B common stock. The fair value of grants in 2007 was $37,066 for stock options and $54,986 for RSUs.

(12)	Mr. Salerno deferred receipt of his cash director fees in 2007. As of December 31, 2007, Mr. Salerno held a total of 24,574 stock options for shares of Class B common stock and 3,925 RSUs (including deferred RSUs) for shares of Class B common stock. The fair value of grants in 2007 was $37,066 for stock options and $54,986 for RSUs.

(13)	Mr. Schwartz deferred receipt of his cash director fees in 2007. As of December 31, 2007, Mr. Schwartz held a total of 26,952 stock options for shares of Class B common stock and 3,925 RSUs (including deferred RSUs) for shares of Class B common stock. The fair value of grants in 2007 was $37,066 for stock options and $54,986 for RSUs.

Director Perquisites

We generally do not provide perquisites to our directors. Occasionally, a director’s spouse may accompany him or her on Viacom business at our request. For example, spouses are invited to some of the Board dinners we hold during the year in connection with Board meetings. Spouses may also be permitted to accompany a director if we hold a Board meeting in a location other than New York. This policy involves a de minimus or no incremental cost to us, and we believe it serves a legitimate business purpose.

Director Attendance at Certain Viacom Events. Because we believe it is in our best interest for directors to participate in certain events and meet with management, customers, talent and others important to our business, the Board has established a policy on director attendance at events. Under the policy, directors are allocated tickets without charge to attend specific events that have been designated as having a business purpose. In addition, travel expenses to such events are reimbursed by us in accordance with our normal travel policies. The cost of tickets and travel to any events other than the designated events will be at the director’s expense. The Governance and Nominating Committee is responsible for oversight of this policy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth as of February 29, 2008, unless otherwise indicated, information concerning the beneficial ownership of our Class A and Class B common stock by (i) each director and director nominee, (ii) each named executive officer (“NEO”) and (iii) our directors, NEOs and executive officers as a group. “Option Shares” reflects stock options to purchase shares which were unexercised but exercisable, either currently or within a period of 60 days from February 29, 2008, and are excluded from the column “Number of Equity Shares.” Each person has sole voting and investment power over the shares reported, except as noted. Also set forth below is information concerning the beneficial ownership by each person, or group of affiliated persons, who is known by us to beneficially own 5% or more of our Class A common stock.

As of February 29, 2008, there were 57,373,071 shares of our Class A common stock outstanding and 580,818,177 shares of our Class B common stock outstanding.

Beneficial Ownership of Equity Securities
Name	Title of Equity Security	Number of Equity Shares		Option Shares	Percentage of Class
George S. Abrams	Class A common stock Class B common stock	– 19,403	(1) (1)(2)	– 23,781	* *
Philippe P. Dauman	Class A common stock Class B common stock	– 186,120	(3)(4)	– 1,634,019	* *
Thomas E. Dooley	Class A common stock Class B common stock	1,720 150,666	(4)	– 1,303,843	* *
Michael D. Fricklas	Class A common stock Class B common stock	23 9,658	(3)(4) (3)(4)	– 618,234	* *
Alan C. Greenberg	Class A common stock Class B common stock	– 28,925		– 17,441	* *
JoAnne Adams Griffith (5)	Class A common stock Class B common stock	– 1,127		– 115,417	* *
Robert K. Kraft	Class A common stock Class B common stock	– 48,477	(1) (1)(2)	– 11,099	* *
Blythe J. McGarvie	Class A common stock Class B common stock	– –	(1) (1)	– 7,928	* *
Charles E. Phillips, Jr.	Class A common stock Class B common stock	– 3,925	(1) (1)	– 14,270	* *
Shari Redstone	Class A common stock Class B common stock	– 4,177	(1) (1)(2)(6)	– 8,057	* *
Sumner M. Redstone (7)	Class A common stock Class B common stock	46,829,454 26,850,810	(8) (3)(8)	– 4,794,472	81.6 4.6	% %
Frederic V. Salerno	Class A common stock Class B common stock	– 18,925	(1) (1)	– 21,403	* *
William Schwartz	Class A common stock Class B common stock	– 8,425	(1) (1)	– 23,781	* *
Jacques Tortoroli	Class A common stock Class B common stock	– 2,047	(4)	– 114,612	* *
NAIRI/National Amusements (9)	Class A common stock Class B common stock	46,829,414 26,410,912		– –	81.6 4.6	% %
Directors, NEOs and executive officers as a group, other than Sumner M. Redstone (18 persons)	Class A common stock Class B common stock	1,743 483,325	(4)	– 4,033,608	* *
Mario J. Gabelli(10) Gabelli Asset Management Inc.	Class A common stock	4,867,132		–	8.5%

*	Represents less than 1% of the outstanding common stock of the class.

(1)	The table above does not reflect the following Class A phantom stock units and Class B phantom stock units credited to the respective director under the Deferred Compensation Plan for Outside Directors:

Abrams:	10,175 Class A and 10,356 Class B.
Kraft:	3,156 Class A and 3,157 Class B.
McGarvie:	680 Class A and 680 Class B.
Phillips:	925 Class A and 933 Class B.
Shari Redstone:	4,046 Class A and 4,052 Class B.
Salerno:	12,982 Class A and 13,010 Class B.
Schwartz:	15,156 Class A and 15,320 Class B.

(2)	Includes for Abrams, 100 Class B shares held indirectly as executor of a trust; Kraft, 45,800 Class B shares held by KPC US Equity LLC, an entity controlled by Mr. Kraft; and Shari Redstone, 1,500 Class B shares held in trusts for the benefit of her children for which she is co-trustee.

(3)	The table above does not reflect the following Class A phantom stock units and Class B phantom stock units credited to the respective executive officer under an excess 401(k) plan:

Dauman:	832 Class B.
Fricklas:	13 Class A and 3,668 Class B.
Redstone:	197 Class B.
Tortoroli	393 Class B.

(4)	Includes shares held in a 401(k) plan.

(5)	Holdings as of December 31, 2007.

(6)	Ms. Redstone is a stockholder of National Amusements (“NAI”) and has a significant indirect beneficial interest in the Viacom shares owned by NAI.

(7)	The address for Mr. Redstone is c/o Viacom Inc., 1515 Broadway, New York, New York 10036-5794.

(8)	Except for 40 shares of Class A common stock and 439,798 shares of Class B common stock owned directly by Mr. Redstone and 100 shares of Class B common stock held by Mr. Redstone’s wife, all shares are owned beneficially by NAIRI, a wholly-owned subsidiary of NAI. Mr. Redstone is the beneficial owner of the controlling interest in NAI and, accordingly, beneficially owns all such shares.

(9)	The address for NAI and NAIRI is 200 Elm Street, Dedham, Massachusetts 02026.

(10)	According to Amendment No. 1 to a Schedule 13D filed on January 3, 2008 with the SEC by GAMCO Investors, Inc. and related entities. The address for Mario J. Gabelli and GAMCO Investors, Inc. is One Corporate Center, Rye, New York 10580.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and the NYSE. Executive officers, directors and greater than 10% beneficial owners are required by the Exchange Act to furnish us with copies of all Section 16(a) forms they file. As an administrative matter, we assist our executive officers and directors by monitoring transactions and filing Section 16 reports on their behalf. Based on our records, compliance program and review of written representations, we believe that during 2007 our executive officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements except in two instances. In September 2007, we discovered that, due to a calculation error, the share price of a sale of Class B common stock by Mr. Redstone pursuant to our agreement with NAI and NAIRI described in “Related Person Transactions” was incorrectly reported in a Form 4 filed with the SEC on July 11, 2007 as $43.0887 per share. On September 12, 2007, we filed a Form 4/A with the SEC to report the correct share price of $42.5418 per share. In January 2008, we discovered that, due to an administrative error by a third party, an acquisition by Mr. Kraft of 1,000 shares of Class B common stock was incorrectly reported in a Form 4 filed with the SEC on August 7, 2007 as an acquisition of 700 shares. This error was corrected in a Form 4/A filed with the SEC on January 9, 2008. The amendment also corrected an error in the prior reporting of 1,325 shares of Class B common stock owned directly by Mr. Kraft as shares owned indirectly by Mr. Kraft through KPC US Equity LLC, which is under Mr. Kraft’s sole control.

RELATED PERSON TRANSACTIONS

National Amusements, Inc., through NAIRI, Inc., is the controlling stockholder of both Viacom and CBS Corporation and also controls Midway Games, Inc. (“Midway”). Mr. Redstone, Chairman, Chief Executive Officer and controlling shareholder of NAI, is the Executive Chairman of the Board and Founder of both Viacom and CBS Corporation. In addition, Ms. Redstone, who is Mr. Redstone’s daughter, is the Vice Chair of the Board of both Viacom and CBS Corporation, is President and a director of NAI, and is Chairman of Midway. Mr. Dauman and Mr. Abrams serve on the boards of both NAI and Viacom, and Mr. Salerno serves on the boards of both Viacom and CBS Corporation. We consider these entities, in addition to our directors and executive officers and certain of their family members, to be “related persons.”

Oversight of Related Person Transactions

In December 2006, the Governance and Nominating Committee adopted a written policy on its review, approval and ratification of transactions with related persons that became effective January 1, 2007. The policy generally groups transactions with related persons into three categories: (1) transactions requiring the specific pre-approval of the Committee, (2) transactions which the Chair of the Committee is authorized to approve on behalf of the Committee and (3) certain ordinary course transactions below established financial thresholds that are deemed pre-approved by the Committee. Generally, the Committee deems to be pre-approved any transaction or series of transactions between us and an entity for which a related person is an executive or employee (except NAI, CBS Corporation and Midway Games) that is entered into in the ordinary course of business and where the aggregate amount of all such transactions on an annual basis is less than 1% of the annual consolidated gross revenues of the other entity. Ordinary course transactions with NAI, CBS Corporation, Midway Games or any of their subsidiaries require pre-approval of the Committee if the aggregate amount of all such transactions on an annual basis exceeds $10 million, $25 million or $1 million, respectively. Regardless of whether a transaction is deemed pre-approved, all transactions in any amount are required to be reported to the Committee. The Committee reviews and discusses with management the determination on whether a transaction with a related person involves a direct or indirect material interest.

Related Person Transactions in 2007

Transactions with National Amusements, Inc. and Midway Games, Inc.

NAI licenses films in the ordinary course of business for its motion picture theaters from all major studios, including Paramount. Payments made to Paramount in connection with these licenses amounted to approximately $36.5 million in 2007 and are continuing in 2008 as a result of this ongoing relationship. NAI also licenses films from a number of unaffiliated companies, and Paramount expects to continue to license films to NAI on similar terms in the future. In addition, NAI and Paramount have co-op advertising arrangements pursuant to which Paramount paid NAI approximately $500,000 in 2007 and which are continuing in 2008. Our businesses also occasionally engage in transactions with NAI (e.g., movie ticket purchases and various promotional activities) from time to time, none of which we believe have been or are expected to be material, either individually or in the aggregate. We believe that the terms of these transactions between NAI and Paramount and our other businesses were no more or less favorable to Paramount or our other businesses than transactions between unaffiliated companies and NAI.

In January 2006, we commenced a $3.0 billion stock repurchase program under which we repurchased shares of our Class B common stock until June 22, 2007. In connection with the program, we entered into an agreement with NAI and NAIRI pursuant to which we agreed to buy from NAI and NAIRI, and they agreed to sell to us, a number of shares of our Class B common stock each month such that the ownership percentage of our Class A common stock and Class B common stock (considered as a single class) held by NAI and/or NAIRI would not increase as a result of our purchase of shares under the program. On May 30, 2007, we announced that our Board of Directors had approved a new stock repurchase program under which we are authorized to acquire up to an additional $4.0 billion of Class A and Class B common stock. The independent members of the Board also approved NAI and NAIRI’s continued participation in the new program on substantially the same terms as those on which it participated in the previous program, and our agreement with NAI and NAIRI was amended accordingly. We commenced repurchases under the $4.0 billion stock repurchase program on June 22, 2007. In 2007, under both programs, we repurchased 6 million shares from NAI and NAIRI for an aggregate price of $245.8 million, and through February 29, 2008, purchased an additional 742,878 shares for an aggregate purchase price of $29.3 million.

NAI and Mr. Redstone owned in the aggregate approximately 87% of the common stock of Midway as of February 29, 2008. Midway places advertisements on several of our cable networks from time to time, which transactions amounted to approximately $2.9 million in 2007 and are continuing in 2008. In addition, Paramount is in discussions with Midway regarding film rights for a Midway video game title and paid a $10,000 option fee in 2007. Paramount is also in development on a film based on a Midway Games game title, the rights to which it acquired from a third party. Midway will share in the gross receipts of the film if it is released. MTV Networks and Midway also have a marketing and licensing arrangement with respect to certain Midway game titles under which MTV Networks licenses certain intellectual property to Midway and has the option to provide marketing support for the game title in exchange for Midway purchasing advertising time, paying MTV Networks a royalty on sales of the game titles and allowing MTV Networks to sell certain advertisements within the games. We believe that these transactions were no more or less favorable to our respective businesses than they would have obtained from unrelated parties. We may continue to enter into similar business transactions with Midway in the future.

Transactions with CBS Corporation

In the normal course of business, we are involved in transactions with CBS Corporation and its businesses that result in the recognition of revenue and expense by us. For example, Paramount licenses feature films to CBS Corporation, distributes certain television products in the home entertainment market for which it receives a distribution fee and incurs certain expenses and recognizes revenue related to the lease of studio space to CBS Corporation. Our media networks recognize advertising revenues from CBS Corporation’s various businesses.

We also recognize expense through various transactions such as the purchase of television programming from CBS Corporation by our media networks and our purchase of advertising from various CBS Corporation businesses.

Transactions with CBS Corporation, through the normal course of business, are settled in cash. The following table summarizes the transactions with CBS Corporation as included in our consolidated financial statements for the year ended December 31, 2007 contained in our Annual Report on Form 10-K.

(in millions)	For the year ended December 31, 2007
Consolidated Statement of Earnings
Revenues	$243.5
Operating expenses	184.7
Discontinued operations	(4.6)

Consolidated Balance Sheets
Accounts receivable	$86.7
Other assets	22.6

Total due from CBS Corporation	$109.3

Accounts payable	$2.9
Participants’ share, residuals and royalties payable	177.3
Programming rights, current	98.1
Other liabilities	177.1
Liabilities held for sale	–

Total due to CBS Corporation	$455.4

In connection with the separation, we paid a special dividend to Former Viacom which was subject to adjustment. In 2007, we paid $170.0 million to CBS Corporation in final resolution of the adjustments.

Following the separation, some participants in the Viacom 401(k) Plan continued to be invested in CBS Corporation Class A and Class B common stock. In 2007, we sold the shares of CBS Corporation Class A and Class B common stock in the Viacom 401(k) Plan to CBS Corporation for total proceeds of $29.8 million. Similarly, some participants in the 401(k) plans sponsored by CBS Corporation continued to be invested in Viacom Class A and Class B common stock following the separation and in 2007, we purchased the shares of Viacom Class A and Class B common stock from the CBS-sponsored 401(k) plans for an aggregate amount of $120.0 million.

Other Related Party Transactions

Mr. Abrams entered into an agreement with Former Viacom in 1994 to provide legal and governmental consulting services, which agreement was assigned to us in connection with the separation. We made payments to Mr. Abrams for such services of $120,000 in 2007.

Compensation Committee Interlocks and Insider Participation

Messrs. Kraft, Salerno and Schwartz have served on our Compensation Committee since January 1, 2006. None of them have ever been an officer or employee of ours or any of our subsidiaries. During 2007, no Viacom executive officer served as a director or member of the compensation committee of any other registrant of which an executive officer served on our Board of Directors or Compensation Committee.

Involvement in Certain Legal Proceedings

James W. Barge has been our Executive Vice President, Tax and Treasury since January 22, 2008 and assumed the additional role of Controller on March 10, 2008. Prior to joining Viacom, he was the Senior Vice President, Controller and Chief Accounting Officer of Time Warner Inc. In 2005, Time Warner entered into a settlement with the SEC relating to an SEC investigation of certain of its accounting and financial disclosure practices. In connection with this settlement, Mr. Barge, together with certain other individuals, agreed, without admitting or denying the SEC’s allegations, to the entry of an administrative order that he cease and desist from causing violations or future violations of certain reporting provisions of the securities laws. Mr. Barge is not subject to any suspension, bar or penalty. Our management team, Audit Committee and Compensation Committee considered this event in connection with the decision to hire Mr. Barge and determined that, in light of the circumstances underlying the investigation, the administrative order was not an impediment to his hiring.

COMPENSATION COMMITTEE REPORT

The following Compensation Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any filing under the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent Viacom specifically incorporates such information by reference.

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis section of this proxy statement. Based on its review and discussions with management, the Compensation Committee recommended to the Viacom Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee

Robert K. Kraft, Chair

Frederic V. Salerno

William Schwartz

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

We design our executive compensation programs to attract talented executives to our company and motivate them to position us for long-term success, achieve superior operating and strategic results, and increase stockholder value. Our executive team consists of individuals with extensive industry expertise, creative vision, strategic and operational skills, in-depth knowledge of our business, financial acumen and high ethical standards. We are committed to providing competitive compensation packages to ensure that we retain these executives and maintain and strengthen our position as a leading global entertainment content company.

Our named executive officers (“NEOs”) for 2007 are Sumner M. Redstone, Executive Chairman and Founder; Philippe P. Dauman, President and Chief Executive Officer; Thomas E. Dooley, Senior Executive Vice President, Chief Administrative Officer and Chief Financial Officer; Michael D. Fricklas, Executive Vice President, General Counsel and Secretary; Jacques Tortoroli, our former Senior Vice President, Controller and Chief Accounting Officer (until March 10, 2008); and JoAnne A. Griffith, our former Executive Vice President, Human Resources (until October 1, 2007).

Viacom’s Compensation Committee

Compensation decisions for our NEOs, other executive officers and certain key divisional executives are made by the Compensation Committee (the “Committee” in this section). The Committee is comprised of three independent directors, Robert K. Kraft (Chair), Frederic V. Salerno, and William Schwartz, each of whom has served on the Committee since January 1, 2006, when we became a separate, public company. The Committee has the sole decision-making authority for the compensation of our NEOs and, under its Charter, may not delegate this authority in connection with any material element of NEO compensation.

Key Elements of Compensation

We have entered into employment agreements with our NEOs, the key terms of which are described below and in the narrative following the 2007 Summary Compensation Table. Our employment agreements establish the components of an NEO’s compensation package, which generally include (i) base salary, (ii) a target annual cash bonus, (iii) a target annual equity award value and (iv) health, welfare and retirement benefits. The employment agreements, with the exception of Mr. Redstone’s agreement, also contain key provisions in the event of the NEO’s termination or resignation from employment, setting forth the circumstances under which the executive may resign for “good reason” or we may terminate the agreement with or without “cause,” specifying the payments and benefits that we will provide upon certain terminations or resignations from employment, and formalizing restrictive covenants such as commitments not to join a competitor within a set time frame, not to solicit our employees to leave our company within a set time frame, and to protect our confidential information, among other commitments.

When approving the terms of an employment agreement, the Committee considers each component of compensation individually and in the aggregate, with its general goal being that a large part of the compensation package be performance-based rather than guaranteed. However, a decision on one component of compensation does not necessarily affect the decisions made for the other components, since each component is designed to serve a specific purpose: (i) base salary provides guaranteed compensation for the executive’s exclusive services, (ii) annual cash bonus amounts reward the executive for company operating and strategic performance during the year and reflect the executive’s specific contributions to that performance, and (iii) equity awards provide retentive value through vesting schedules and directly align the executive’s interests with those of our stockholders through the link to the performance of our stock price. The Committee believes that severance benefits are important to attract and retain high-caliber executives in our industry and may be viewed as consideration for the executive’s commitments to provide exclusive services for the term of the agreement and comply with a variety of other restrictions and obligations. We believe that having employment agreements with our NEOs and other executives is beneficial to us because the agreements provide retentive value, subject the executives to key restrictive covenants, and generally give us a competitive advantage in the recruiting process, and that those benefits outweigh the potential costs to us associated with severance arrangements.

The Committee does not consider past wealth accumulation in connection with its compensation decisions. The Committee is focused on ensuring that a large part of our NEOs’ compensation package is performance-based. Therefore, the better the performance, the greater the payout from performance-based compensation, and conversely, if performance is not as strong, the amount the executive will receive from performance-based compensation will be reduced. The Committee believes that executives and employees should not be penalized in future years for strong performance in prior years, and that all employees, regardless of individual financial situation, should have a compensation package that is competitive for their respective position.

2007 Highlights

In 2007, we refined our annual cash bonus plan and our annual equity awards by making the following key changes, each of which is discussed in more detail below under “2007 Compensation Decisions.”

•

As in past years, cash bonus amounts paid under our Short-Term Incentive Plan (“STIP”) for 2007 were based on the achievement of budgeted operating income, budgeted free cash flow and pre-established qualitative objectives. For 2007, operating income was weighted 60% (compared to 75% in 2006), free cash flow 20% (compared to 25% in 2006) and the pre-established qualitative objectives 20% (compared to an up to 25% positive or negative adjustment to the amount resulting from financial performance). The design change to assign a specific weighting to the pre-established qualitative objectives was intended to emphasize the importance and measurement of those objectives.

•	The equity awards granted by the Committee under our Long-Term Management Incentive Plan (“LTMIP”) in 2007 were more closely tailored to the individual’s position within the Company, as follows:

•

the senior executives at Viacom and our business divisions who are in a position to have the greatest impact on corporate performance, including our NEOs, received grants of stock options and performance share units (“PSUs”),

•

other levels of senior management depending on their position within our company received a mixture of stock options, PSUs and/or time-vesting restricted share units (“RSUs”) that vest over time based on continued service, and

•	lower levels of management received grants solely of time-vesting RSUs.

This design change was made to ensure that our equity awards reflected appropriate incentives for all levels of plan participants. The Committee believes that a mixture of stock options and PSUs is most appropriate for our most senior executives since the value the executive has the potential to receive depends on the performance of our stock price on an absolute (stock options) or relative (PSUs) basis. These awards are more at risk than RSUs since they may have little or no value if our stock price does not perform well, but they also have greater upside to the executive to the extent our stock does perform well. On the other hand, the Committee believes that time-vesting RSUs are more suited for lower levels of management since they are less risky (they always have value equal to our stock price), but also promote share ownership and generally have less dilution to our stockholders than other equity awards. All of our equity awards have retentive value since our stock options and time-vesting RSU grants generally vest over four years, and our PSU grants generally have measurement periods of approximately three years.

Compensation Decision Process

The Committee considers information and recommendations from several sources when making its compensation decisions.

Management’s Role

The Committee interacts with management as needed regarding our executive compensation initiatives and programs. For our NEOs other than Messrs. Redstone, Dauman and Dooley, the proposed terms of new employment agreements and annual merit reviews of compensation levels are initially discussed by Mr. Dauman and Denise White, our Executive Vice President, Human Resources and Administration, with input from the executive to whom the NEO directly reports (if other than Mr. Dauman). The proposed terms of the agreements and recommendations in connection with merit reviews are presented to the Committee for approval. All of our NEOs have input into the compensation decisions for the executives and employees who report to them.

In the case of the employment agreements for Messrs. Redstone, Dauman and Dooley entered into in 2006, the Committee took the lead role in negotiating the terms, assisted by Towers Perrin and the Committee’s outside legal counsel. Similarly, in connection with the annual merit reviews contemplated by those executives’ employment agreements, the Committee, its outside advisors and Ms. White jointly developed a process for conducting the merit reviews that was implemented in 2008. See “2008 Compensation Decisions” for more information.

Mr. Dauman and Mr. Dooley also participate in certain STIP and LTMIP design discussions, including recommendations with respect to performance targets, the results of which are presented to the Committee for consideration and approval. They may also advise from time to time on benefits and other matters related to our Human Resources function.

Use of Outside Advisors

Under its Charter, the Committee has the authority to engage its own advisors and has done so. Since January 1, 2006, the Committee has retained the services of Towers Perrin, an independent compensation consulting firm that has particular expertise in compensation matters for media and entertainment companies. Towers Perrin reports directly to the Committee, which has the sole authority to hire or fire Towers Perrin and to approve fee arrangements for work performed. The Committee has engaged Towers Perrin to assist it in fulfilling its responsibilities under its Charter, including advising on the proposed terms of new employment agreements and merit reviews for top executives, advising on compensation program design and advising on market practices generally. The Committee has authorized Towers Perrin to interact with management on behalf of the Committee, as needed, in connection with advising the Committee, and Towers Perrin is included in discussions with Ms. White, internal legal counsel and the Committee’s outside legal counsel on matters being brought to the Committee. Towers Perrin does a limited amount of work for us other than in connection with the Committee’s engagement, subject to the Committee’s approval.

The Committee also retains regular outside legal counsel. The Committee’s counsel attends all Committee meetings, provides advice and performs other duties as the Committee may request from time to time, including reviewing documents relating to the Committee’s work and participating in negotiations on behalf of the Committee. The Committee’s counsel is a different law firm than the outside legal counsel to management on compensation matters.

The Entertainment Industry and Use of Peer Company Data

We compete for talented executives in a highly-compensated industry in the relatively high-priced markets of New York and Los Angeles, and the Committee takes this into consideration when it makes compensation decisions. We compete for executives with other entertainment companies, film studios, talent agencies, production companies, law firms, private ventures, investment banks and other companies, many of which offer high levels of compensation.

When making its compensation decisions, the Committee considers information about the practices of our peer companies and other comparable public companies, as well as evolving market practices, because it believes that reviewing this information is appropriate to ensure that it makes informed compensation decisions. However, the Committee does not set the compensation of any executive over which it has oversight to correspond to any particular percentile, or range of percentiles, of peer company data. Rather, the Committee considers the compensation levels for similar executive positions at our peer companies as only one factor in its decision-making process. One reason for this is that the structure and organization of other companies, as well as the duties, responsibilities, tenure and talents of executives at other companies, often vary considerably. Specifically, the companies reviewed by the Committee are our media and entertainment industry peers The Walt Disney Company, Time Warner Inc., News Corporation, NBC Universal and CBS Corporation. In addition, the Committee generally monitors compensation best practices and considers alternatives for compensation program design by reference to the practices of other large public companies, but does not refer to any set group of companies for this purpose.

Individual Considerations

Individual executive qualifications are another key factor in the Committee’s compensation decisions. The Committee considers the executive’s professional experience, tenure and accomplishments at our company and/or within the industry, the executive’s compensation history, compensation levels of executives at comparable levels both within and outside of the company, input from Towers Perrin, and, if the executive is an existing employee, individual performance. The Committee also takes into consideration an executive’s marketability, including whether we are competing with other companies for the executive’s services. Our NEOs and many of our divisional executives have been affiliated with Viacom for a long time and their compensation packages reflect their tenure and accomplishments.

2007 Compensation Decisions

The following table sets forth the key components of compensation for each of our NEOs in 2007:

	Base Salary		Target Cash Bonus	Target Equity Award		Benefits	Percentage of Performance- Based Compensation(1)	Contract End Date
Sumner M. Redstone	$1,000,000		$3,500,000	$6,000,000	(2)	(3)	90%		(4)
Philippe P. Dauman	$2,000,000		$7,000,000	$12,000,000	(2)	(3)	90%	12/31/11
Thomas E. Dooley	$1,600,000		$5,600,000	$9,600,000	(2)	(3)	90%	12/31/11
Michael D. Fricklas	$1,000,000	(5)	$1,550,000	$3,000,000		(3)	82%	5/31/10
Jacques Tortoroli	$636,000		$ 381,600	$750,000		(3)	64%	3/10/08	(6)
JoAnne A. Griffith(7)	$725,000		$ 507,500	N/A		(3)	41%	5/31/08

(1)	Calculated based on compensation not including benefits.

(2)	Under the terms of their employment agreements, 50% of the award is granted in stock options and 50% in PSUs.

(3)	We provide traditional health, welfare and retirement benefits to our NEOs on the same relative basis as other employees, except that some of our NEOs receive company-paid life insurance with a higher policy value as described under “Perquisites” below. We also provide an Excess Pension Plan and Excess 401(k) Plan to senior executives with compensation exceeding statutory limits applicable to our qualified plans.

(4)	Mr. Redstone’s employment agreement is terminable by either party at any time.

(5)	Mr. Fricklas’ salary was reduced from $1,513,200 effective March 5, 2007 in connection with the restructuring of his employment agreement to reduce guaranteed compensation in favor of performance-based compensation and a related award of RSUs.

(6)	Mr. Tortoroli was an executive officer of Viacom until March 10, 2008 and now serves as Chief Financial Officer of MTV Networks.

(7)	Ms. Griffith was Executive Vice President, Human Resources and an executive officer of Viacom until October 1, 2007.

Base Salary

The Committee believes it is appropriate for executives to receive a competitive level of guaranteed compensation in the form of base salary and determines the initial base salary after considering the factors discussed under “Compensation Decision Process” above. In 2007, each of the NEOs received the base salary identified in the above table.

Annual merit reviews for our NEOs are conducted by the Committee pursuant to the NEO’s employment agreement. The individual’s performance during the course of the prior year, his or her contribution to achieving the company’s goals and objectives, and competitive data on salaries of individuals at comparable levels both within and outside of the company are evaluated in connection with the Committee’s consideration of any increases. For the NEOs other than Messrs. Redstone, Dauman and Dooley, the Committee also considers the recommendation of the executive to whom the NEO reports in making its determinations.

In December 2007, the Committee determined to increase Mr. Tortoroli’s base salary to $690,000 effective January 1, 2008. This increase reflected his strong performance in 2007 as well as his agreement to assume the additional responsibilities of interim Chief Financial Officer of MTV Networks in the latter part of 2007. Mr. Tortoroli is now the CFO of MTV Networks.

For information on the merit reviews for Messrs. Redstone, Dauman, Dooley and Fricklas conducted in 2008, see “2008 Compensation Decisions” below.

Annual Cash Bonus

Overview. Our short-term incentive plan (“STIP”) links the amount of our annual cash bonuses to our financial performance for the particular year, company and individual achievement of pre-established qualitative objectives, and individual performance. Bonuses for corporate executives, including our NEOs, are based on corporate performance; bonuses for divisional executives are based on that business division’s performance.

The table above sets forth the target bonus amount for each NEO. Our NEOs participate in the Senior Executive STIP, a plan which is designed to comply with the provisions on performance-based compensation of Section 162(m) of the Internal Revenue Code (“Section 162(m)”). Under the Senior Executive STIP, if the annual performance target set by the Committee is met, the Committee exercises its discretion to determine the NEO’s actual bonus amount, so long as that amount does not exceed the maximum allowable bonus amount under the plan. See “Senior Executive STIP” and “Tax Deductibility of Performance-Based Compensation and Other Tax Considerations” below for more information.

Plan Design. The Committee establishes performance goals for Viacom corporate and divisional executives after considering our financial results from the prior year, our annual operating budget for the coming year and our long-range plan. In addition to the performance target for the Senior Executive STIP, the performance goals for the corporate STIP are applicable to our NEOs.

In 2007, the performance goals for the corporate (and divisional) STIP related to (i) the achievement of amounts of operating income and free cash flow, with achievement of operating income weighted 60% and free cash flow weighted 20% and (ii) the achievement of pre-established qualitative objectives, weighted 20%. The operating income and free cash flow performance goals are used because they encourage executives to achieve superior operating results while taking into account capital spent during the year, and the qualitative objectives are used to gauge achievement of strategic and other initiatives.

In connection with the objective performance goals of operating income and free cash flow, the Committee approves at the outset of each year an operating income performance grid and a free cash flow performance grid, which each provide for performance factors ranging from 0% to 200% of a participant’s target bonus amount depending on the amounts of operating income (weighted 60%) and free cash flow (weighted 20%) we achieve. Achievement of operating income and free cash flow at budget generally equates to a performance factor of

100% on each performance grid. Performance on the respective performance grid that is better than we budgeted results in the performance factor being increased. Performance on the performance grid that is worse than we budgeted results in the performance factor being decreased. If our performance is less than the bottom of the performance range (equal to a performance factor of 50%), the performance factor will be 0%.

For the qualitative objectives, the Committee establishes the objectives at the beginning of the year, and our achievement of the objectives also equates to a performance factor ranging from 0% to 200% of a participant’s target bonus (weighted 20%). The 2007 qualitative objectives related to our commitment to and achievement of inclusion and diversity in our businesses, increasing digital revenues and our performance in internal and public financial reporting, budgeting and forecasting processes, and compliance initiatives. In addition to the pre-determined qualitative objectives, the Committee may consider any other qualitative factors significant to the year, such as the extent to which the objective performance targets were met in ways that related to the fundamentals of the business and furthered the long-term interests of the Company.

At the Committee meeting at which bonus amounts are considered, Mr. Dauman presents his analysis of the achievement of the objective performance goals and qualitative assessment to the Committee along with his recommendations as to the total amounts of the corporate and divisional bonus pools and specific bonus recommendations for the executives within the Committee’s oversight, including the NEOs other than Mr. Redstone and himself.

The recommended corporate bonus pool results in an initial corporate performance multiplier, which is presented to the Committee for its consideration. Once the Committee determines, in its discretion, the actual amount of the corporate bonus pool and corporate performance multiplier, individual bonus amounts may be increased or decreased from the final corporate performance multiplier based on individual performance so long as the total amount of the corporate bonus pool is not exceeded.

The following table sets forth the performance goals applicable to our NEOs in 2007, with the bottom of the performance range equal to a performance factor of 50% and the top of the range equal to a performance factor of 200%. The table also shows the decisions by the Committee on the achievement of the objective performance criteria and pre-determined qualitative objectives and the final corporate performance multiplier.

Performance Goals (in millions)	Performance Range	Adjusted 2007 Performance (in millions)		Resulting Performance Factor	Weighting	Weighted Performance Factor
Operating income	$2,930 – 3,313	$3,065.8	(1)	99%	60%	59%
Free cash flow(2)	$1,564 – 1,835	$1,716.9	(1)	144%	20%	29%
Qualitative objectives(3)	N/A	N/A		81%	20%	17%
Corporate performance multiplier						105%

(1)	In its assessment of our achievement of the objective performance goals, the Committee considers the appropriateness of excluding unusual expenses or contributors to financial results. Adjustments to 2007 operating income performance for compensation purposes principally reflects the exclusion of MTVN restructuring charges, certain front-end expenses in connection with the distribution of a motion picture in the fourth quarter (the revenues from which were expected to be received largely beginning in 2008) and certain incentive compensation expenses in connection with a 2006 acquisition.

(2)	We define free cash flow, which is a non-GAAP measure, as net cash flow from operations minus capital expenditures.

(3)	For corporate employees, the Committee determined that in light of all of the circumstances, including divisional performance, the qualitative assessment would be slightly lower than target.

2007 Bonus Determinations. Using the information presented in the above table, the Committee determines the actual amounts of the corporate and divisional bonus pools, and the individual bonus amounts for the specified executives. These decisions reflect the Committee’s consideration of the CEO’s recommendations, the Committee’s own assessment and any other factors the Committee considers appropriate. An NEO’s threshold bonus amount is generally $0, unless a set bonus amount is guaranteed in the NEO’s employment agreement. This would typically occur only for the first calendar year when an NEO joins us mid-year, and the bonus amount would typically be prorated from the NEO’s start date. The following table sets forth the maximum bonus amount and target bonus amounts for our NEOs in 2007 and 2006, and the actual bonus amounts determined by the Committee:

NEO	Year	Maximum Bonus Amount(1)		Target Bonus Amount		Adjusted Corporate Performance Multiplier(2)	Actual Bonus Amount
Sumner M. Redstone	2007	$7,000,000		$3,500,000		100%	$3,500,000
	2006	$12,200,000		$6,100,000		90%	$5,500,000
Philippe P. Dauman	2007	$14,000,000		$7,000,000		100%	$7,000,000
	2006	$2,263,014	(3)	$2,263,014	(3)	(3)	$2,036,713
Thomas E. Dooley	2007	$11,200,000		$5,600,000		100%	$5,600,000
	2006	$1,810,411	(3)	$1,810,411	(3)	(3)	$1,810,411
Michael D. Fricklas	2007	$3,100,000		$1,550,000		111%	$1,725,000
	2006	$3,020,000		$1,510,000		91%	$1,375,000
Jacques Tortoroli	2007	$763,200		$381,600		118%	$450,000
JoAnne A. Griffith	2007	$1,015,000		$507,500		105%	$532,875

(1)	If the performance target under the Senior Executive STIP is met, our NEOs are eligible to receive a bonus amount which, under the terms of the plan may not exceed eight times their base salary in effect at the beginning of the year, subject to the Committee’s downward adjustment. However, under their employment agreements and/or STIP, the maximum bonus amount is limited to two times the target bonus amount.

(2)	Represents the corporate performance multiplier (see prior table) as adjusted for the particular NEO through the exercise of Committee discretion.

(3)	Bonus amount was determined based on service from September 5, 2006 through year end based on a target annual bonus amount of $7 million for Mr. Dauman and $5.6 million for Mr. Dooley. Bonus amounts for 2006 were guaranteed under the executives’ respective employment agreements; however, Mr. Dauman requested that the Committee reduce his bonus amount to 90% of his guaranteed amount in solidarity with other executives, and the Committee agreed to his request.

Bonus Amounts for Messrs. Redstone, Dauman and Dooley. As set forth in the first table above, the corporate performance multiplier applicable to our NEOs in 2007 was 105%. At the Committee meeting at which bonus amounts were considered, Mr. Dauman proposed to the Committee that Mr. Dooley, Mr. Redstone and he receive bonus amounts equal to their respective target bonus amounts, instead of 105% (or any other percentage) of their target bonus amounts. He suggested reallocating the 5% difference that was included in the corporate bonus pool approved by the Committee to certain other executives and employees, including administrative employees. He noted that this approach would represent a way to reward employees for their hard work in 2007 and incent them without increasing the cost to the Company.

In connection with its bonus determinations, the Committee assessed each executive’s performance during 2007. It considered Mr. Dauman’s feedback on Mr. Dooley’s performance, and as part of its evaluations of Mr. Redstone and Mr. Dauman, considered their achievement of the respective non-financial goals set by the Committee at the beginning of 2007 and the assessment of their performance by the non-management directors of the Board. The Committee’s conclusions from the evaluations were that the executives had exhibited superior leadership, were focused on taking the Company in the right direction strategically, had delivered strong operating results and were positioning the Company for long-term success. Specifically, the Committee noted that Messrs. Dauman and Dooley, with Mr. Redstone’s guidance, had significantly improved the Company’s operational quality and capabilities, made major achievements in expanding our digital businesses, streamlined our businesses worldwide and improved profitability, achieved record operating results and had enhanced the Company’s reputation.

Following this evaluation and after considering the executives’ request with respect to the bonus amounts, the Committee approved bonus amounts for Messrs. Redstone, Dauman and Dooley equal to their respective target bonus amounts.

Bonus Amounts for Messrs. Fricklas and Tortoroli and Ms. Griffith. The bonus amounts for Mr. Fricklas and Mr. Tortoroli were above the corporate performance multiplier of 105%, reflecting their strong individual performances during 2007. Mr. Fricklas continued to play a key role in multiple areas, advising the Board and representing us on a wide variety of matters such as anti-piracy initiatives, litigation, and strategic arrangements and transactions. Mr. Tortoroli’s bonus amount reflected his strong leadership of the controller’s group in 2007, including his specific furtherance of the qualitative objectives on performance in internal and public financial reporting, budgeting and forecasting processes, as well as his agreement to assume the additional role of interim Chief Financial Officer of MTV Networks. Ms. Griffith’s bonus amount reflected the corporate performance multiplier of 105% in recognition of her contributions leading the human resources group until October 2007 and successful transition of that role to her successor.

Senior Executive STIP. In 2007, the performance target for the Senior Executive STIP related to the achievement of at least $2.6 billion of operating income on an adjusted basis to exclude the expenses incurred in connection with our restructuring at MTV Networks. Our actual adjusted operating income of $3.013 billion in 2007 (excluding $78 million in MTV Networks restructuring expenses) exceeded this target. Because the threshold was met, we believe that our NEO bonus amounts in 2007 will be tax-deductible to us. The actual bonus amounts were determined by the Committee using its discretion in the manner described above, notwithstanding that the terms of the Senior Executive STIP provide for a maximum allowable bonus amount of eight times base salary subject to downward adjustment. The actual bonus amounts were significantly lower than the maximum permitted under the Senior Executive STIP.

Equity Awards

The Committee approves all of our equity awards. The Committee determines, either by employment agreement or at the time of grant, the appropriate type and value of each equity award an NEO receives. The Black-Scholes valuation method on the date of grant is used to determine the number of stock options granted, and the number of RSUs granted is determined by dividing the target value of the award by the closing market price of our Class B common stock on the date of grant. The target number of PSUs granted is also determined by dividing the target value of the award by the closing market price of our Class B common stock on the date of grant, except for the PSUs granted to Messrs. Redstone, Dauman and Dooley, which are calculated using the target value divided by the closing market price of our Class B common stock for a period of 10 days ending on the date of grant. For PSUs, this valuation method is different than the grant date fair value of the award under Statement of Financial Accounting Standards 123(R) “Share-Based Payment” (“FAS 123(R)”) since the accounting standard takes into consideration any performance and market conditions applicable to the grant and makes certain assumptions about the performance of our stock and that of the companies in the reference group over the measurement period. Accordingly, the expense to us for accounting purposes of our 2007 PSU awards was higher than the value of those awards determined under their respective employment agreements. See the “2007 Grants of Plan-Based Awards” table for the grant date fair value of our 2007 PSU awards to our NEOs.

In 2007, in accordance with the new LTMIP design approved by the Committee, each of our NEOs other than Ms. Griffith received equity grants consisting of 50% stock options and 50% PSUs. The value of the grants was equal to the target equity award set forth in the table on page 29, except in the case of Mr. Fricklas and Mr. Tortoroli who received awards valued as described above that were slightly below their target amounts in connection with their agreement to change the mix of their equity compensation by reducing stock options, eliminating time-vesting RSUs, and introducing PSUs.

On March 15, 2007, Mr. Fricklas received a special grant of RSUs valued at $2.5 million which vest in equal installments over three years, with the first one-third vesting on May 31, 2008. This grant was made in connection with the amendment to Mr. Fricklas’ employment agreement that restructured his compensation arrangement to reduce guaranteed compensation in favor of performance-based compensation, and extended his agreement on that basis. Details on the number of shares of Class B common stock underlying our 2007 equity awards and the terms of the awards can be found in the “2007 Grants of Plan-Based Awards” table.

The stock options we granted to our NEOs in 2007 have an exercise price equal to the closing price of our Class B common stock on the date of grant, an eight year term until expiration, and a vesting schedule of equal annual installments over a four year period.

Each PSU in the target number of PSUs we granted to our NEOs in 2007 represents one underlying share of our Class B common stock. The number of shares of Class B common stock an executive ultimately receives at the end of the relevant measurement period depends on the total shareholder return (“TSR”) of our Class B common stock measured against the TSR of the common stock of the companies comprising the S&P 500 Index at the start of the measurement period (“the reference group”). The measurement period for the 2007 PSUs granted to Messrs. Redstone, Dauman and Dooley is September 8, 2006 to December 31, 2009, and the measurement period for the 2007 PSUs granted to Messrs. Fricklas and Tortoroli is January 1, 2007 to December 31, 2009. The percentile ranking of the TSR of our Class B common stock compared to the TSR of the common stock of the companies in the reference group will be used to calculate the number of shares received. The maximum payout is 300% of the target award (200% in the case of Messrs. Fricklas and Tortoroli), which the executive would be eligible to receive if our stock outperformed every other company in the reference group. The payout schedule for the awards is as follows:

Schedule(1)
• If Viacom achieves less than the 25th percentile TSR, the award of PSUs will be forfeited, unless the EPS hurdle is met
• If Viacom achieves the 25th percentile TSR, the number of shares to be delivered under the award will be 25% of the target award, subject to adjustment if the EPS hurdle is met
• If Viacom achieves the 50th percentile TSR, the number of shares to be delivered under the award will be 100% of the target award

•     If Viacom achieves the 100th percentile TSR (that is, if it is the first ranked company in the S&P 500 for TSR), the number of shares to be delivered under the award will be [200/300 (as appropriate)]% of the target award

(1)        For achievement at intermediate points between the 25th and 50th percentile, or between the 50th percentile and the 100th percentile, the number of shares to be delivered will be interpolated between the respective shares delivered at such percentiles, subject to adjustment, if achievement is between the 25th and 50th percentile, if the EPS hurdle is met.

The EPS, or earnings per share, hurdle is intended to provide an alternative measure of performance for the PSU awards in the event strong operating performance is not appropriately reflected in our stock price due to market or other conditions outside of our control. If we achieve less than the 50th percentile TSR during the measurement period but achieve the EPS hurdle, the executive would receive the average of his target award and the award he would have earned under the above schedule. The Committee sets the EPS hurdle in advance of the grant based on a review of analyst reports and other market data on projected average EPS growth in our industry over a period of years, in addition to our internal projections about our growth prospects. It is intended to be a challenging, but reasonable performance goal in light of its purpose, and its achievement is substantially uncertain at the time it is set given the length of the measurement period. The EPS hurdle for our 2007 PSUs relates to the compound annual growth of our earnings per share from 2007 – 2009, and whether we will meet the hurdle is therefore uncertain until after our 2009 financial results are determined.

In 2006, Messrs. Fricklas and Tortoroli and Ms. Griffith received an RSU grant that vests in equal installments over a four year period, with the vesting of each installment conditioned on the percentage change in the price of our Class B common stock outperforming the percentage change of the average stock prices of the companies comprising the S&P 500 index for the one year period preceding the anniversary of the date of grant. If the market criteria is not met during the particular annual period, that portion of the 2006 RSU grant does not vest unless the performance criteria is met subsequently during a cumulative performance period. The market criteria was not met in 2007 and the first installment has not yet vested.

The terms of our NEO employment agreements generally provide that stock options and RSUs that would have vested during the original term of the agreement will accelerate and vest if the employment arrangement is terminated by us without cause or by the executive for good reason. For PSUs, our NEO employment agreements and/or the terms of the grant generally provide that the termination date will be deemed to be the last day of the measurement period for purposes of calculating the payout that they will receive.

Presentation of Equity Awards in Tabular Disclosures. The amounts set forth in the “2007 Summary Compensation Table” for the “stock awards” and “option awards” for each NEO are the amounts of equity compensation expense we recognized with respect to the particular executive in 2007. It does not solely reflect the expense we incurred with respect to the 2007 awards, but also includes expense for awards from prior years that we are still accounting for as an expense in accordance with FAS 123(R). The grant date value of the 2007 equity awards for each NEO can be found in the “2007 Grants of Plan-Based Awards” table.

Tax Deductibility of Performance-Based Compensation and Other Tax Considerations

Where appropriate, and after taking into account various considerations, we generally structure our executive employment agreements and compensation programs to allow us to take a tax deduction for the compensation we pay to our executives. Any base salary we pay over $1,000,000 is not tax deductible. The performance-based compensation we pay under our Senior Executive STIP and our LTMIP is designed to comply with the requirements of Section 162(m) and therefore be tax deductible.

Our NEOs are designated as “covered employees” under our Senior Executive STIP for purposes of Section 162(m). At the outset of each year, the Committee establishes a Section 162(m) performance target for the components of the executive’s compensation that are performance based. Achievement of the performance target allows us to take a tax deduction for the performance-based components of the executive’s compensation. See “Senior Executive STIP” above for information on the 2007 performance target. Our stock option and PSU grants are also designed to be Section 162(m) compliant.

We have modified or are modifying our deferred compensation arrangements where necessary to be in compliance with Section 409A of the Code.

Benefits

We provide traditional benefit plans and programs to our executives and employees on the same relative basis with few exceptions, which are described under “Perquisites” below. These plans include:

•	a tax-qualified defined contribution 401(k) plan and excess 401(k) plans;

•	a tax-qualified defined benefit pension plan and an excess pension plan;

•	bonus deferral plans, which allow the deferral of a portion of an executive’s annual bonus amount; and

•	health coverage, life insurance, disability benefits and other similar benefits.

For more detail on our benefit plans, see the narratives following the “2007 Pension Benefits” and “2007 Nonqualified Deferred Compensation” tables.

Perquisites

We generally provide few perquisites to our NEOs, and many of those perquisites have been scaled back or eliminated in recent years. However, we and the Committee believe that some perquisites, as discussed below, continue to be appropriate in some instances. These perquisites are detailed in the footnotes to the “2007 Summary Compensation Table.”

•

We previously provided a car allowance to our NEOs, a perquisite that we ended in 2005. We also previously provided car insurance, which we self-insure, but terminated that perquisite in 2007, except for Ms. Griffith who will continue to receive the benefit through the end of her employment agreement.

•	Our NEOs may be entitled upon occasion to use the Viacom aircraft for personal use, and the value of this perquisite is included in their income for tax purposes.

•

For security reasons, Mr. Redstone and Mr. Dauman are provided with a car and driver in New York, and, in the case of Mr. Redstone, Los Angeles. Any personal use of this service by either Mr. Redstone or Mr. Dauman, including commuting, is considered a perquisite for purposes of the “2007 Summary Compensation Table.” In the event any other NEO uses a company-paid car service for personal use and does not reimburse us for that use, that amount is considered a perquisite.

•

Under the terms of their employment agreements, each of our NEOs receives life insurance benefits in amounts that are higher than the life insurance benefits we provide to employees generally, which may be considered a perquisite. We pay the premiums for these life insurance benefits and do not generally provide any other death benefit (such as salary continuation). In 2007, we provided $5,000,000 in coverage for each of Messrs. Dauman, Dooley and Fricklas and $2,500,000 for Mr. Redstone (with CBS Corporation providing Mr. Redstone with an additional $2,500,000 in coverage).

2008 Compensation Decisions

As discussed above, the Committee, its outside advisors and Ms. White jointly developed a process for conducting merit reviews for Messrs. Redstone, Dauman and Dooley that was implemented in 2008. The annual compensation review is provided for in the executives’ employment agreements, and the Committee determined that it would be appropriate to conduct the review at the same time annual bonus amounts were determined since that process already involved an established, evaluative process.

In connection with its review of the executives’ compensation levels, the Committee considered its evaluation of the three executives and the conclusions it had reached, as discussed above under “2007 Bonus Determinations.” It also considered in particular changes in current compensation levels for similar executive positions at our peer companies and other competitive factors. The Committee discussed these matters with its outside advisors, also considering its philosophies on rewarding strong performance, appropriately incenting executives and limiting guaranteed compensation in favor of performance-based compensation.

After considering these factors, the Committee determined to increase effective January 1, 2008 (i) Mr. Redstone’s base salary to $1,250,000 and his 2008 target bonus amount to $4,750,000, (ii) Mr. Dauman’s base salary to $2,500,000 and his 2008 target bonus amount to $9,500,000 and (iii) Mr. Dooley’s base salary to $2,000,000 and his 2008 target bonus amount to $7,600,000. The Committee also considered a merit increase for Mr. Fricklas and determined to increase his base salary to $1,050,000 and his 2008 target bonus amount to $1,675,000.

Our 2008 STIP design is substantially the same as in 2007 except that the pre-established qualitative objectives relate to the furtherance and achievement of strategic initiatives, performance in internal and public financial reporting, budgeting and forecasting processes (including evaluation of return on invested capital), and compliance initiatives, and the commitment to and achievement of inclusion and diversity in our businesses.

Our 2008 LTMIP design is expected to be substantially the same as in 2007.

Other Compensation Policies

Timing of Equity Grants

We do not have a plan or practice designed to time equity grants in coordination with the release of material non-public information but instead protect against timing issues by granting equity awards on an annual basis at regular Committee meetings scheduled long in advance. Since 2006, the Committee has made our annual equity grants at the meeting of the Committee held in connection with our Annual Meeting and plans to continue that practice. The Committee makes annual grants to executives and employees on the same date. Stock option exercise prices and the values of the annual equity grants are determined based on the closing price of our Class B common stock on the date of grant.

For certain newly hired executives, and occasionally upon entering into new or amended employment agreements with existing executives, the Committee may award off-cycle equity grants. These grants are generally made 10 days after the later of Committee approval or the execution of the employment agreement by both parties and are valued based on the closing price of our Class B common stock on the date of grant. The Committee has determined that it is appropriate to continue these practices.

Repricing of Stock Options

Our LTMIP prohibits the repricing of stock options.

Executive Stock Ownership Requirements

Mr. Redstone owned approximately 82% of our Class A common stock and 5% of our Class B common stock as of February 29, 2008 and has been our controlling stockholder since the formation of Former Viacom in 1987. At the behest of the Committee and as required by their employment agreements, Messrs. Dauman and Dooley personally invested $5 million and $4 million, respectively, in Viacom stock in open market transactions upon joining our company, and the vesting of the RSUs that they were granted after they completed the investment is conditioned on their retention of the corresponding portion of the investment through each applicable RSU vesting date. In light of these significant equity investments and the other equity incentive awards held by our top three executives, and considering the steps recently taken to more closely link compensation to performance and to increase the equity components of compensation and the current equity holdings and incentives of other members of senior management, the Committee has determined not to impose equity ownership or retention requirements on other levels of senior management at this time.

Pledges and Hedges of Viacom Stock

All hedges and pledges of Viacom securities by our executive officers are prohibited. In addition, all of our employees are prohibited from selling short our stock and may not hedge or pledge equity compensation.

Adjustment to Bonuses/Equity Awards in the Event of a Restatement

The Committee reserves its right to require any of our employees or former employees to return all or a portion of the bonus or equity compensation the employee receives if any of the performance goals or quantitative factors considered in determining the amount of any award are restated in a manner that would have affected the amount of such bonus or equity award if known prior to the award, or, with respect to bonus amounts, if such restatement alters the Committee’s assessment of the employee or former employee’s individual performance in a manner that warrants reduction.

2007 Summary Compensation Table

The following table sets forth information on the total compensation in 2007 and 2006 for our named executive officers (“NEOs”).

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)		All Other Compensation ($)(5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(h)		(i)	(j)
Sumner M. Redstone Executive Chairman and Founder	2007	$1,000,000	$3,500,000	$1,815,372	$4,529,571	$2,543,500	(6)	$140,451	$13,528,894
	2006	$3,050,000	$5,500,000	$679,122	$4,080,185	$3,050,542	(6)	$76,276	$16,436,125
Philippe P. Dauman(7) President and Chief Executive Officer	2007	$2,000,000	$7,000,000	$6,134,100	$5,182,284	$16,380	(8)	$264,326	$20,597,090
	2006	$653,846	$2,036,713	$766,960	$7,709,499	–		$23,031	$11,190,049
Thomas E. Dooley(7) Senior Executive Vice President, Chief Administrative Officer and Chief Financial Officer	2007	$1,600,000	$5,600,000	$5,031,641	$4,145,827	$13,957	(8)	$32,809	$16,424,234
	2006	$523,077	$1,810,411	$613,564	$6,167,600	–		$6,063	$9,120,715
Michael D. Fricklas Executive Vice President, General Counsel and Secretary	2007	$1,084,875	$1,725,000	$1,355,016	$1,058,692	$20,415		$30,125	$5,274,123
	2006	$1,513,200	$1,375,000	$447,797	$666,870	$67,177		$30,035	$4,100,079
Jacques Tortoroli Senior Vice President, Controller and Chief Accounting Officer	2007	$636,000	$450,000	$192,837	$257,507	$52,045		$3,450	$1,591,839
JoAnne A. Griffith Former Executive Vice President, Human Resources	2007	$725,000	$532,875	$111,236	$214,077	$192,137		$6,969	$1,782,294

(1)	Mr. Dauman became our President and Chief Executive Officer on September 5, 2006, and Mr. Dooley became our Senior Executive Vice President and Chief Administrative Officer on September 5, 2006 and our Chief Financial Officer on January 1, 2007. Their base salary in 2006 is prorated from September 5, 2006. Base salary for Messrs. Redstone and Fricklas includes compensation deferred in accordance with their employment agreements prior to the time their agreements were amended to eliminate the deferral equal to $1,300,000 for Mr. Redstone and $250,000 for Mr. Fricklas in 2006, and $41,346 for Mr. Fricklas in 2007.

(2)	Represents cash bonus amounts under the Senior Executive STIP for performance during the respective year. In 2006, the cash bonuses received by Messrs. Dauman and Dooley were set by the Committee in their employment agreements as a fixed prorated amount of their target bonus representing their service from September 5, 2006 though year end and were not subject to the achievement of performance goals. Mr. Dauman’s 2006 bonus amount reflects the voluntary reduction of his 2006 bonus to 90% of his guaranteed amount.

(3)	Reflects equity compensation expense recognized in the respective year, not including assumed forfeitures. These amounts do not solely reflect the expense we incurred with respect to equity awards granted in 2007 or 2006, but also include expense for awards from prior years that we are still accounting for as an expense. Grant date fair value assumptions are consistent with those disclosed in the Stock Based Compensation Notes to our Consolidated Financial Statements in our 2007 and 2006 Annual Reports on Form 10-K. For information on the grant date fair value of awards granted in 2007, see the “2007 Grants of Plan-Based Awards” table.

(4)	Change in pension value only, except as noted with respect to Mr. Redstone.

(5)	All Other Compensation includes the following amounts received by the named executive officers:

Employer Matching Contributions, Dividend Equivalents Settled in Cash and Additional Life Insurance.

Executive	Year	Company Match in 401(k) Plan	Company Match in Excess 401(k) Plan	Dividend Equivalents on RSUs Settled in Cash(a)	Life Insurance(b)	Total
Sumner M. Redstone	2007	–	–	–	$3,387	$3,387
	2006	–	–	–	$2,925	$2,925
Philippe P. Dauman	2007	$6,750	$15,750	–	$5,940	$28,440
	2006	$3,138	$13,015	–	$1,950	$18,103
Thomas E. Dooley	2007	$6,750	–	–	$5,940	$12,690
	2006	$3,831	–	–	$1,950	$5,781
Michael D. Fricklas	2007	$3,100	$19,400	$1,685	$5,940	$30,125
	2006	$3,000	$19,500	$1,685	$5,850	$30,035
Jacques Tortoroli	2007	$3,100	–	$350	–	$3,450
JoAnne A. Griffith	2007	$6,750	–	$219	–	$6,969

(a)	Represents payment of dividend equivalents accrued on RSUs granted by Former Viacom prior to the separation.

(b)	Represents the cost of the life insurance policy we provide in accordance with the terms of the NEO’s respective employment agreement.

Perquisites.

The perquisites discussed below are valued at the incremental cost to us of providing the perquisite.

Executive	Year	Personal Use of Viacom Aircraft(a)		Car Service(b)	Total
Sumner M. Redstone	2007	$115,808	(c)	$21,256	$137,064
	2006	$46,720	(c)	$26,631	$73,351
Philippe P. Dauman	2007	$224,133		$11,753	$235,886
	2006	$3,071		$1,857	$4,928
Thomas E. Dooley	2007	$20,119		–	$20,119
	2006	–		$282	$282
Michael D. Fricklas	2007	–		–	–
	2006	–		–	–
Jacques Tortoroli	2007	–		–	–
JoAnne A. Griffith	2007	–		–	–

(a)	The incremental cost of use of our aircraft is calculated by dividing the total variable costs (such as fuel, aircraft maintenance, landing and navigation fees and flight crew expenses) by the total flight hours for such year and multiplying such amount by the individual’s total number of flight hours for non-business use for the year, including, beginning in 2007, flights that were made to reposition the plane in connection with the personal travel. Incremental cost does not include certain fixed costs that we incur by virtue of owning the plane.

(b)	Represents incremental costs in connection with personal use of car service not paid for initially or reimbursed by the executive, including amounts attributable to commuting expenses. For security reasons, Messrs. Redstone and Dauman are provided with a car and driver in New York and Mr. Redstone is provided with a car and driver in Los Angeles. The amount shown above for Mr. Redstone reflects our half of the incremental cost to us of his personal use of the car and driver, the other half of which CBS Corporation reimburses us.

(c)	Net incremental cost after reimbursement by CBS Corporation of $27,161 in 2007 and $48,999 in 2006.

An executive’s spouse or other guests may accompany him on business travel, including travel on company aircraft, in company-paid car service, and sharing a hotel room. No amounts are included in the table above for such events since there is little or no incremental cost to us. Other items that may be considered perquisites and for which there is a de minimus or no incremental cost to us include company provided car insurance, which we self-insure (a perquisite which we eliminated beginning in 2007 except for Ms. Griffith), meals provided by our corporate kitchen upon an executive’s request (we do not have an executive dining room), access to the executive fitness room (non-staffed) and occasional receipt of tickets, DVDs and other merchandise related to our businesses.

(6)	Mr. Redstone has participated in the Viacom Pension Plan and Excess Pension Plan since the separation and his change in pension value was $36,022 in 2007 and $31,156 in 2006. The difference between those amounts and the amounts shown in the table is attributable to the increase each year in the intrinsic value of Mr. Redstone’s stock option equivalents (“SOEs”) held in his deferred compensation account from September 27, 2006, the date on which the cash balance of his account was deemed invested in SOEs. We recognized compensation expense for the SOEs in the amount of $2,948,638 in 2007 and $728,348 in 2006. For purposes of this table, we treat the change in the intrinsic value of the SOEs as preferential since other executives and employees do not have the ability to invest their deferred salary in SOEs.

(7)	The amounts set forth for Messrs. Dauman and Dooley do not reflect cash or equity compensation they received during 2006 for their service as Outside Directors until September 5, 2006. They do not receive cash or equity compensation for their current service as directors.

(8)	Messrs. Dauman and Dooley did not participate in the Viacom Pension Plan or the Viacom Excess Pension Plan until October 1, 2007. See the “2007 Pension Benefits” table for a discussion on the agreements we have with Messrs. Dauman and Dooley with respect to pension benefits.

Compensation of Viacom’s Named Executive Officers in 2007

Sumner Redstone

Mr. Redstone became our Executive Chairman of the Board and Founder in connection with the separation. He was Chief Executive Officer of Former Viacom from 1996 to 2005 and served as Chairman of the Board of Former Viacom since 1986. Mr. Redstone is our controlling stockholder.

In connection with Messrs. Dauman and Dooley joining Viacom as executive officers, we amended Mr. Redstone’s employment agreement in September 2006 to reduce guaranteed compensation in favor of performance-based compensation. Under the amended agreement, beginning January 1, 2007, Mr. Redstone’s base salary was reduced to $1 million (from the previous $1.75 million) and his deferred compensation of $1.3 million per year was eliminated. In addition, his target annual cash bonus was reduced from $6.1 million to $3.5 million, subject to the achievement of performance objectives established by the Committee. See “Compensation Discussion and Analysis—2008 Compensation Decisions” for information on his 2008 merit review. Mr. Redstone’s employment agreement provides that he receive annual equity awards through 2011 that have a target value of $6 million, 50% in stock options and 50% in PSUs. See “Compensation Discussion and Analysis—2007 Compensation Decisions—Equity Awards” for information on the terms of these grants.

Mr. Redstone’s employment agreement is terminable at will by either party and does not contain provisions providing for severance benefits. For information on the treatment of his equity awards and other holdings on termination of employment under various circumstances, see the section entitled “Potential Payments upon Termination or Change-In-Control.”

Philippe Dauman

Mr. Dauman has been our President and Chief Executive Officer since September 5, 2006. From 1993 to 2000, he served in several positions at Former Viacom, including Deputy Chairman, member of its Executive Committee and Executive Vice President, General Counsel and Secretary. He left Former Viacom in connection with the merger with CBS Corporation in 2000.

Under his employment agreement, Mr. Dauman’s employment term is September 5, 2006 to December 31, 2011. During 2007, the agreement provided that he receive a base salary of $2 million and have a target bonus amount of $7 million, subject to the achievement of performance objectives established by the Committee. His employment agreement provides that his base salary and target bonus amount will be reviewed annually by the

Committee. See “Compensation Discussion and Analysis—2008 Compensation Decisions” for information on his 2008 merit review.

Mr. Dauman’s employment agreement further provides that he receive annual equity awards that have a target value of $12 million, 50% in stock options and 50% in PSUs, from 2007 through the end of the agreement. See “Compensation Discussion and Analysis—2007 Compensation Decisions—Equity Awards” for information on the terms of these grants.

Mr. Dauman’s employment agreement generally permits him to participate in all arrangements for benefits, business expenses and perquisites available to senior executives of Viacom and provides for term life insurance in the amount of $5 million. The provisions in his employment agreement on termination of employment under various circumstances and applicable restrictive covenants are discussed in the section entitled “Potential Payments upon Termination or Change-In-Control.”

Thomas Dooley

Mr. Dooley has been our Senior Executive Vice President and Chief Administrative Officer since September 5, 2006 and our Chief Financial Officer since January 1, 2007. From 1980 to 2000, he served in several positions at Former Viacom, including Deputy Chairman, member of its Executive Committee, and Executive Vice President, Finance, Corporate Development and Communications. He left Former Viacom in connection with the merger with CBS Corporation in 2000.

Mr. Dooley’s employment agreement contains the same terms as Mr. Dauman’s employment agreement, with the compensation levels set at 80% of Mr. Dauman’s amounts. In 2007, his base salary was $1.6 million and his target cash bonus was $5.6 million. See “Compensation Discussion and Analysis—2008 Compensation Decisions” for information on his 2008 merit review. Mr. Dooley’s employment agreement provides that he receive annual equity awards that have a target value of $9.6 million, 50% in stock options and 50% in PSUs. See “Compensation Discussion and Analysis—2007 Compensation Decisions—Equity Awards” for information on the terms of these grants.

The provisions in Mr. Dooley’s employment agreement on termination of employment under various circumstances and applicable restrictive covenants are discussed in the section entitled “Potential Payments upon Termination or Change-In-Control.”

Michael Fricklas

Mr. Fricklas became our Executive Vice President, General Counsel and Secretary in connection with the separation, having first joined Former Viacom in 1993 as Senior Vice President and Deputy General Counsel and serving as Executive Vice President, General Counsel and Secretary since 2000.

On March 5, 2007, we amended Mr. Fricklas’ employment agreement to extend his term of employment to May 31, 2010 and reduced his guaranteed compensation in favor of performance-based compensation. Under the amended agreement, Mr. Fricklas’ salary was reduced to $1 million per year (from the previous $1.5 million, which included $250,000 of deferred compensation which was eliminated), and his target annual cash bonus was increased to $1.55 million from $1.51 million, subject to the achievement of performance objectives established by the Committee. See “Compensation Discussion and Analysis—2008 Compensation Decisions” for information on his 2008 merit review. Mr. Fricklas’ employment agreement provides that he receive annual equity awards with a target value of $3 million. See “Compensation Discussion and Analysis—2007 Compensation Decisions—Equity Awards” for information on the terms of these grants.

On March 15, 2007, Mr. Fricklas received a one-time grant of 62,096 RSUs having a value of $2.5 million determined on the date of grant. The RSUs will vest in three equal annual installments beginning on May 31, 2008.

Mr. Fricklas’ employment agreement generally permits him to participate in all arrangements for benefits, business expenses and perquisites available to senior executives of Viacom and provides for term life insurance in the amount of $5 million. The provisions in his employment agreement on termination of employment under various circumstances and applicable restrictive covenants are discussed in the section entitled “Potential Payments upon Termination or Change-In-Control.”

Jacques Tortoroli

Mr. Tortoroli was our Senior Vice President, Controller and Chief Accounting Officer from the separation until March 10, 2008, having first joined Former Viacom’s Infinity Broadcasting division in 2002 as Executive Vice President and Chief Financial Officer. On January 1, 2008, he became Executive Vice President and Chief Financial Officer of MTV Networks.

In 2007, Mr. Tortoroli received a base salary of $636,000 (which amount reflected a merit increase from $600,000 in 2006) and had a target bonus amount of $381,600, subject to the achievement of performance objectives established by the Committee. His employment agreement provides that his base salary and target bonus amount will be reviewed annually by the Committee, and in December 2007, the Committee determined to increase Mr. Tortoroli’s base salary to $690,000 effective January 1, 2008.

Mr. Tortoroli’s employment agreement further provides that he receive annual equity awards that have a target value of $750,000. See “Compensation Discussion and Analysis—2007 Compensation Decisions—Equity Awards” for information on the terms of these grants.

The provisions in Mr. Tortoroli’s employment agreement on termination of employment under various circumstances and applicable restrictive covenants are discussed in the section entitled “Potential Payments upon Termination or Change-In-Control.”

JoAnne Griffith

Ms. Griffith was our Executive Vice President, Human Resources from the separation until October 1, 2007, having held several executive human resources positions at Former Viacom, MTV Networks and Paramount since 1986, including Executive Vice President, Human Resources since 1998.

In 2007, Ms. Griffith received a base salary of $725,000 and had a target bonus amount of $507,500, subject to the achievement of performance objectives established by the Committee. Ms. Griffith’s employment agreement did not provide for any equity awards in 2007 or 2008.

2007 Grants of Plan-Based Awards

The information in the table below relates to 2007 equity grants to our NEOs. The Committee made our annual LTMIP grants to our NEOs and other LTMIP eligible employees in May 2007, except for the PSU grants to Messrs. Redstone, Dauman and Dooley which are made on January 1 of each year. The Black-Scholes valuation method on the date of grant is used to determine the number of stock options granted, and the number of RSUs granted is determined by dividing the target value of the award by the closing market price of our Class B common stock on the date of grant. The target number of PSUs granted is also determined by dividing the target value of the award by the closing market price of our Class B common stock on the date of grant, except for the PSUs granted to Messrs. Redstone, Dauman and Dooley, which are calculated using the target value divided by the closing market price of our Class B common stock for a period of 10 days ending on the date of grant. For additional information on the terms of the grants, see “Compensation Discussion and Analysis—2007 Compensation Decisions—Equity Awards.”

Name	Grant Date	Date of Board Action, if Different from Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Stock Option Awards ($)(2)
			Thresh- old ($)	Target ($)	Maxi- mum ($)	Thresh- old (#)(3)	Target (#)	Maxi- mum (#)	(i)		(j)	(k)	(l)
(a)	(b)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Sumner M. Redstone	1/1/07	9/22/06	–	–	–	18,916	75,663	226,989	–		–	–	$5,418,227
	5/29/07	–	–	–	–	–	–	–	–		245,700	$43.86	$2,999,997
Philippe P. Dauman	1/1/07	9/4/06	–	–	–	37,831	151,325	453,975	–		–	–	$10,836,383
	5/29/07	–	–	–	–	–	–	–	–		491,400	$43.86	$5,999,994
Thomas E. Dooley	1/1/07	9/4/06	–	–	–	30,265	121,060	363,180	–		–	–	$8,669,107
	5/29/07	–	–	–	–	–	–	–	–		393,120	$43.86	$4,799,995
Michael D. Fricklas	3/15/07	–	–	–	–	–	–	–	62,096	(4)	–	–	$2,499,985
	5/29/07	–	–	–	–	7,353	29,412	58,824	–		–	–	$1,517,365
	5/29/07	–	–	–	–	–	–	–	–		122,850	$43.86	$1,499,999
Jacques Tortoroli	5/29/07	–	–	–	–	1,838	7,353	14,706	–		–	–	$379,341
	5/29/07	–	–	–	–	–	–	–	–		30,713	$43.86	$375,006
JoAnne A. Griffith(5)	–	–	–	–	–	–	–	–	–		–	–	–

(1)	Date of Compensation Committee approval of employment agreement providing for the annual January 1 PSU grants.

(2)	Grant date fair value assumptions are consistent with those disclosed in Note 12, Stock Based Compensation to our Consolidated Financial Statements found in our 2007 Annual Report on Form 10-K. For PSUs, the grant date fair value under Statement of Financial Accounting Standards 123(R) “Share-Based Payment” (“FAS 123(R)”) takes into consideration any performance and market conditions applicable to the grant and makes certain assumptions about the performance of our stock and that of the companies in the S&P 500 over the measurement period. Accordingly, the expense to us shown in this column is higher than the value of the awards determined in accordance with their respective employment agreements.

(3)	Threshold amount is equal to 25% of the target award, which is the minimum amount that could be paid if the market condition for the PSU awards is met. The maximum award is 300% of the target award for Messrs. Redstone, Dauman and Dooley and 200% of the target award for Messrs. Fricklas and Tortoroli.

(4)	One-time special RSU grant in accordance with Mr. Fricklas’ amended employment agreement.

(5)	Ms. Griffith’s employment agreement did not provide for any equity awards in 2007.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information on the outstanding equity awards, including which portions were vested or unvested, held by our NEOs as of December 31, 2007. Market value amounts are based on the closing price of our Class B common stock of $43.92 on December 31, 2007.

Name	Grant Date	Option Awards						Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Share, Units or Other Rights That Have Not Vested ($)
(a)		(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)		(j)
Sumner M. Redstone	8/20/98	1,954,436				$38.5500	8/20/08
	5/4/00	977,218				$70.3203	5/4/10
	5/23/01	366,456				$71.9096	5/23/11
	5/22/02	293,165				$60.7466	5/22/12
	5/21/03	390,887				$55.6003	5/21/13
	5/19/04	201,550	67,184	(1)		$47.5025	5/19/14
	7/1/04	366,456	122,153	(2)		$44.7906	7/1/14
	7/1/04	244,304				$44.7906	7/1/14
	5/29/07		245,700	(3)		$43.8600	5/29/15
	1/1/07										18,916	(4)	$830,791
Philippe P. Dauman	5/4/00	4,886				$70.3203	5/4/10
	8/1/00	1,465				$88.2945	8/1/10
	1/31/01	1,465				$69.6265	1/31/11
	1/31/02	1,465				$50.4414	1/31/12
	1/31/03	1,465				$48.6251	1/31/13
	1/31/04	1,954				$50.8324	1/31/14
	1/31/05	1,302	652	(5)		$47.0988	1/31/15
	1/31/06	1,057	2,114	(6)		$41.4800	1/31/16
	9/8/06	1,617,251				$34.4600	9/8/14
	5/29/07		491,400	(7)		$43.8600	5/29/15
	9/11/06							215,432	(8)	$9,461,773
	1/1/07										37,831	(9)	$1,661,538
Thomas E. Dooley	1/3/06	7,928				$41.5900	1/3/16
	1/31/06	1,057	2,114	(10)		$41.4800	1/31/16
	9/8/06	1,293,801				$34.4600	9/8/14
	5/29/07		393,120	(11)		$43.8600	5/29/15
	9/11/06							172,344	(12)	$7,569,348
	1/1/07										30,265	(13)	$1,329,239

Name	Grant Date	Option Awards						Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Share, Units or Other Rights That Have Not Vested ($)
(a)		(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)		(j)
Michael D. Fricklas	8/1/99	87,208				$52.8979	8/1/09
	5/25/00	79,280				$68.1917	5/25/10
	1/31/01	59,460				$69.6265	1/31/11
	1/30/02	67,388				$49.8233	1/30/12
	1/29/03	99,100				$49.6089	1/29/13
	1/28/04	99,100				$50.9459	1/28/14
	1/26/05	52,820	52,820	(14)		$47.1493	1/26/13
	5/24/06	47,468	142,405	(15)		$36.7800	5/24/14
	5/29/07		122,850	(16)		$43.8600	5/29/15
	1/26/05							9,544	(17)	$419,172
	3/15/07							62,096	(18)	$2,727,256
	5/24/06										6,118	(19)	$268,703
	5/29/07										7,353	(20)	$322,944
Jacques Tortoroli	7/15/02	19,820				$49.3566	7/15/12
	4/1/03	880				$47.6917	3/28/13
	7/23/03	31,712				$54.0236	7/23/13
	1/28/04	31,712				$50.9459	1/28/14
	4/1/04	894				$49.2053	3/31/14
	1/26/05	11,099	11,099	(21)		$47.1493	1/26/13
	4/1/05		1,079	(22)		$43.9833	3/31/15
	5/24/06	11,867	35,601	(23)		$36.7800	5/24/14
	5/29/07		30,713	(24)		$43.8600	5/29/15
	1/26/05							1,982	(25)	$87,049
	5/24/06										1,529	(26)	$67,154
	5/29/07										1,838	(27)	$80,725
JoAnne A. Griffith	8/1/99	15,856				$52.8979	8/1/09
	8/1/00	1,982				$88.2945	8/1/10
	1/31/01	15,856				$69.6265	1/31/11
	1/30/02	17,838				$49.8233	1/30/12
	1/29/03	17,838				$49.6089	1/29/13
	1/28/04	19,820				$50.9459	1/28/14
	1/26/05	6,937	6,937	(28)		$47.1493	1/26/13
	5/24/06	15,822	47,469	(29)		$36.7800	5/24/14
	1/26/05							1,239	(30)	$54,417
	5/24/06										2,039	(31)	$89,553

(1)	Remaining portion of stock option grant vests in full on May 19, 2008.

(2)	Remaining portion of stock option grant vests in full on July 1, 2008.

(3)	Stock option grant vests in equal annual installments on May 29, 2008, 2009, 2010 and 2011.

(4)	Represents the threshold amount, or 25%, of the target award of 75,663 PSUs, which is the minimum amount that could be paid if the market condition for the PSU awards is met. PSUs vest at the end of the performance period on December 31, 2009 subject to satisfaction of the market criteria for the performance period.

(5)	This portion of the grant vested on January 31, 2008.

(6)	1,057 of this amount vested on January 31, 2008 and the remainder vests on January 31, 2009.

(7)	Stock option grant vests in equal annual installments on May 29, 2008, 2009, 2010 and 2011.

(8)	This portion of the grant of 287,242 RSUs vests in equal annual installments on September 11, 2008, 2009 and 2010, subject to Mr. Dauman’s retention through each applicable vesting date of the corresponding portion of the shares of Class B common stock he purchased on September 11, 2006.

(9)	Represents the threshold amount, or 25%, of the target award of 151,325 PSUs, which is the minimum amount that could be paid if the market condition for the PSU awards is met. PSUs vest at the end of the performance period on December 31, 2009 subject to satisfaction of the market criteria for the performance period.

(10)	1,057 of this amount vested on January 31, 2008 and the remainder vests on January 31, 2009.

(11)	Stock option grant vests in equal annual installments on May 29, 2008, 2009, 2010 and 2011.

(12)	This portion of the grant of 229,792 RSUs vests in equal annual installments on September 11, 2008, 2009 and 2010, subject to Mr. Dooley’s retention through each applicable vesting date of the corresponding portion of the shares of Class B common stock he purchased on September 11, 2006.

(13)	Represents the threshold amount, or 25%, of the target award of 121,060 PSUs, which is the minimum amount that could be paid if the market condition for the PSU awards is met. PSUs vest at the end of the performance period on December 31, 2009 subject to satisfaction of the market criteria for the performance period.

(14)	26,410 of this amount vested on January 26, 2008 and the remainder vests on January 26, 2009.

(15)	Remaining portion of stock option grant vests in equal annual installments on May 24, 2008, 2009 and 2010.

(16)	Stock option grant vests in equal annual installments on May 29, 2008, 2009, 2010 and 2011.

(17)	4,772 of this amount vested on January 26, 2008 and the remainder vests on January 26, 2009.

(18)	RSUs vest in equal annual installments on May 31, 2008, 2009 and 2010.

(19)	Represents the threshold amount, or 25%, of total grant of 24,470 market condition-based RSUs. Market condition-based RSUs vest in equal annual installments on May 24, 2007, 2008, 2009 and 2010, subject to satisfaction of the market criteria for the applicable year. In 2007, the market condition was not met and no portion of the grant has yet vested.

(20)	Represents the threshold amount, or 25%, of the target award of 29,412 PSUs, which is the minimum amount that could be paid if the market condition for the PSU awards is met. PSUs vest at the end of the performance period on December 31, 2009 subject to satisfaction of the market criteria for the performance period.

(21)	5,549 of this amount vested on January 26, 2008 and the remainder vests on January 26, 2009.

(22)	Remaining portion of grant vested in full on April 1, 2008.

(23)	Remaining portion of stock option grant vests in equal annual installments on May 24, 2008, 2009, 2010.

(24)	Stock option grant vests in equal annual installments on May 29, 2008, 2009, 2010 and 2011.

(25)	991 of this amount vested on January 26, 2008 and the remainder vests on January 26, 2009.

(26)	Represents the threshold amount, or 25%, of total grant of 6,117 market condition-based RSUs. Market condition-based RSUs vest in equal annual installments on May 24, 2007, 2008, 2009 and 2010, subject to satisfaction of the market criteria for the applicable year. In 2007, the market condition was not met and no portion of the grant has yet vested.

(27)	Represents the threshold amount, or 25%, of total grant of 7,353 PSUs, which is the minimum amount that could be paid if the market condition for the PSU awards is met. PSUs vest at the end of the performance period on December 31, 2009 subject to satisfaction of the market criteria for the performance period.

(28)	3,468 of this amount vested on January 26, 2008 and the remainder vests on January 26, 2009.

(29)	Remaining portion of stock option grant vests in equal annual installments on May 24, 2008, 2009, 2010.

(30)	619 of this amount vested on January 26, 2008 and the remainder vests on January 26, 2009.

(31)	Represents the threshold amount, or 25%, of total grant of 8,157 market condition-based RSUs. Market condition-based RSUs vest in equal annual installments on May 24, 2007, 2008, 2009 and 2010, subject to satisfaction of the market criteria for the applicable year. In 2007, the market condition was not met and no portion of the grant has yet vested.

Option Exercises and Stock Vested in 2007

The following table sets forth information on exercises of stock options and the vesting of restricted share units held by our NEOs during 2007.

	Option Awards(1)		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Sumner M. Redstone	566,054(2)	$12,152,668	–	–
Philippe P. Dauman	–	–	73,135(3)	$2,846,579
Thomas E. Dooley	–	–	58,773(4)	$2,288,040
Michael D. Fricklas	39,280(5)	$ 811,431	4,772(6)	$ 189,305
Jacques Tortoroli	–	–	991(7)	$ 39,313
JoAnne A. Griffith	4,360(8)	$ 103,736	619(9)	$ 24,556

(1)	Represents the gross number of shares acquired on exercise/vesting, without reduction for the number of shares sold to pay the exercise price of the stock options and applicable withholding taxes on the stock options and RSUs. For stock options, the value realized on exercise represents the excess of the market value of the underlying shares on the date of exercise over the exercise price. For RSUs, the value realized on vesting does not reflect the deduction of shares withheld for taxes (and corresponding reduction in value).

(2)	The stock options exercised had expiration dates of January 30, 2007 and August 1, 2007. Mr. Redstone sold only the number of shares necessary to pay the exercise price of the stock options and applicable taxes and held the remaining 153,078 shares. Mr. Redstone exercised these stock options pursuant to a 10b5-1 plan entered into during a window period that pre-determined the exercise dates and number of options to be exercised each day.

(3)	Represents the vesting in full of 1,325 RSUs received on January 31, 2006 in connection with Mr. Dauman’s service as an Outside Director, and of the first 25% of Mr. Dauman’s September 11, 2006 grant of 287,242 RSUs in accordance with the terms of the grant. Mr. Dauman received 38,809 shares net of withholding, or $1,511,641 in value.

(4)	Represents the vesting in full of 1,325 RSUs received on January 31, 2006 in connection with Mr. Dooley’s service as an Outside Director, and of the first 25% of Mr. Dooley’s September 11, 2006 grant of 229,792 RSUs in accordance with the terms of the grant. Mr. Dooley received 33,610 shares net of withholding, or $1,309,452 in value.

(5)	The stock options exercised had an expiration date of August 1, 2007.

(6)	Represents the vesting of the second 25% of Mr. Fricklas’ January 26, 2005 RSU grant in accordance with the terms of the grant. Dividend equivalents payable in connection with the 2005 RSU grant were paid in cash. Mr. Fricklas received 2,968 shares net of withholding, or $117,741 in value.

(7)	Represents the vesting of the second 25% of Mr. Tortoroli’s January 26, 2005 RSU grant in accordance with the terms of the grant. Dividend equivalents payable in connection with the 2005 RSU grant were paid in cash. Mr. Tortoroli received 554 shares net of withholding, or $21,977 in value.

(8)	The stock options exercised had an expiration date of August 1, 2007.

(9)	Represents the vesting of the second 25% of Ms. Griffith’s January 26, 2005 RSU grant in accordance with the terms of the grant. Dividend equivalents payable in connection with the 2005 RSU grant were paid in cash. Ms. Griffith received 371 shares net of withholding, or $14,718 in value.

2007 Pension Benefits

We maintain the Viacom Pension Plan and the Viacom Excess Pension Plan. Liabilities and any accompanying assets allocable to pension benefits for Mr. Fricklas and Ms. Griffith described below that were accrued with respect to years of service at Former Viacom were transferred to our pension plans at the time of the separation. As further discussed below, the liabilities for Messrs. Redstone, Dauman and Dooley as a result of their years of service at Former Viacom remain under the CBS Corporation pension plans.

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)		(d)	(e)
Sumner M. Redstone	Viacom Pension Plan Viacom Excess Pension Plan	2 years, 0 months	(2)	$39,550 27,628	$1,675 –
				$67,178
Philippe P. Dauman	Viacom Pension Plan Viacom Excess Pension Plan	0 years, 3 months	(3)	$4,560 11,820	– –
				$16,380
Thomas E. Dooley	Viacom Pension Plan Viacom Excess Pension Plan	0 years, 3 months	(4)	$3,867 10,090	– –
				$13,957
Michael D. Fricklas	Viacom Pension Plan Viacom Excess Pension Plan	13 years, 5 months		$158,241 455,930	– –
				$614,171
Jacques Tortoroli	Viacom Pension Plan Viacom Excess Pension Plan	2 years, 2 months		$29,572 75,367	– –
				$104,939
JoAnne A. Griffith	Viacom Pension Plan Viacom Excess Pension Plan	21 years, 4 months		$744,060 1,153,217	– –
				$1,897,277

(1)	Present Value of Accumulated Benefit as of December 31, 2007 is determined assuming commencement of benefits at age 65 (or immediate commencement if over 65) with an interest adjustment during the deferral period from December 31, 2007 until age 65, but no pre-retirement mortality assumption. Reflects a discount rate of 6.25% and the RP2000 blended mortality tables for male/females to determine the present value of the benefit at commencement.

(2)	Mr. Redstone has participated in the Viacom Pension Plan and the Viacom Excess Pension Plan since the separation. Prior to the separation, he participated in Former Viacom’s corresponding plans (now the CBS Corporation pension plans). Mr. Redstone received credit for his years of service at Former Viacom for purposes of meeting the eligibility requirement, but not for calculating the benefit amount, for our pension plans. He began receiving required minimum distributions from the Viacom Pension Plan in April 2007 in the form of a 50% joint and survivor annuity.

(3)	Mr. Dauman commenced participation in the Viacom Pension Plan and the Viacom Excess Pension Plan on October 1, 2007. In addition, Mr. Dauman has a vested pension benefit for 20 years of service under the CBS Corporation pension plans as a result of his previous service at Former Viacom. We have agreed in Mr. Dauman’s employment agreement to pay him the greater of (a) the benefit he would have received under our pension plans if he had received credit for the same number of years he has credited under the CBS pension plans plus his current years of service under our plans, offset by the benefit he has accrued under the CBS pension plans payable at age 65 or (b) the actual benefit he would be entitled to under our pension plans.

(4)	Mr. Dooley commenced participation in the Viacom Pension Plan and the Viacom Excess Pension Plan on October 1, 2007. In addition, Mr. Dooley has a vested pension benefit for 20 years of service under the CBS Corporation pension plans as a result of his previous service at Former Viacom. We have agreed in Mr. Dooley’s employment agreement to pay him the greater of (a) the benefit he would have received under our pension plans if he had received credit for the same number of years he has credited under the CBS pension plans plus his current years of service under our plans, offset by the benefit he has accrued under the CBS pension plans payable at age 65 or (b) the actual benefit he would be entitled to under our pension plans.

The Viacom Pension Plans. We have established the Viacom Pension Plan for all eligible Viacom employees who satisfy age and service requirements, including the NEOs. The Pension Plan assumed from the Former Viacom pension plan the liability for benefits accrued through the date of the separation for our NEOs who participated in the Former Viacom pension plan, except for Messrs. Redstone, Dauman and Dooley, for whom such liability remains in the Former Viacom pension plan. Assets allocable to those accrued benefits were transferred from the Former Viacom pension plan to the Pension Plan based on applicable rules governing such transfers.

Participation in our Pension Plan begins on the later of the first of the month coincident with or following the date an employee turns 21 and completes one year of eligibility service. An eligible employee will receive a retirement benefit that is calculated using the plan formula and is based upon the employee’s years of benefit service (up to a maximum of 30 years), final average compensation and covered compensation amount. Final average compensation is eligible salary, commissions, overtime and eligible bonus for the highest 60 consecutive months out of the final 120 months of employment. Covered compensation is the average of the Social Security Wage Bases during the 35-year period that ends with the year the employee reaches the Social Security Retirement age. The pension plan formula, which provides a monthly benefit payable in the form of a single life annuity at a normal retirement age of 65 is as follows:

1.25% times final average compensation up to the covered compensation amount times benefit service (up to 30 years)

plus

1.75% times final average compensation above the covered compensation amount times benefit service (up to 30 years)

The single life annuity is the normal form of payment for a single participant. The 50% joint and survivor annuity is the normal form of payment for a married participant. The Pension Plan offers optional forms of annuity payments that may be elected by a participant upon retirement. A reduction is applied to the single life annuity benefit if an optional form is elected. All optional forms of payment under the Pension Plan are the actuarial equivalent of the normal form of payment.

Participants in the Pension Plan receive credit for years of service credited under the Former Viacom pension plan, except for Messrs. Redstone, Dauman and Dooley whose benefits remained at Former Viacom. Employees are fully vested in their accrued benefit upon completion of five full years of service. Vested participants who terminate employment prior to normal retirement age may begin receiving a reduced benefit as early as age 55. Participants who terminate employment after having reached age 55 with ten years of vesting service are eligible to receive a reduced early retirement benefit. Ms. Griffith may elect to receive an early retirement benefit beginning on June 1, 2008 that is reduced to 96% of her full benefit at age 65. Under applicable tax rules, Mr. Redstone began receiving certain minimum required in-service distributions from the Pension Plan beginning in April 2007.

Compensation for purposes of the Pension Plan was limited by federal law to $225,000 for 2007. This amount is adjusted each year in accordance with the Internal Revenue Code. We have established the Viacom Excess Pension Plan to provide benefits to participants in the Pension Plan whose annual base salary exceeds the annual compensation limitation. We have assumed the liability for amounts credited under the Former Viacom excess pension plan through the date of the separation for our NEOs who participated in the Former Viacom excess pension plan, except for the liability for Messrs. Redstone, Dauman and Dooley that remains a liability of Former Viacom.

The benefits under the Excess Pension Plan are calculated using the Pension Plan formula and eligible compensation in excess of the annual compensation limitation. The maximum amount of total annual compensation that may be taken into account under the Pension Plan and the Excess Pension Plan is generally $750,000. In the case of Mr. Redstone, the maximum amount is limited to $375,000. Participants who receive pension benefits from the Pension Plan in 2008 (other than minimum required in-service distributions) will receive pension benefits from the Excess Pension Plan in the same form and at the same time as they receive

Pension Plan payments. Participants who elect to commence receiving pension benefits from the Pension Plan after 2008 are subject to new rules. They will receive the portion of their pension benefits accrued and vested under the Excess Pension Plan prior to January 1, 2005 coincident with and in the same form as their benefit from the Pension Plan. Payment of the portion of their benefit accrued and vested after December 31, 2004 will begin generally as of the later of the first day of the month coincident with or next following six months after termination of employment or the first day of the month coincident with or next following the attainment of age 55.

We generally do not grant employees extra years of benefit service under the Pension Plan or the Excess Pension Plan for purposes of calculating a pension benefit. However, we have on rare occasions in connection with the negotiation of an executive employment agreement agreed to terms that effectively grant credit for additional years of service. See footnotes (3) and (4) to the “2007 Pension Benefits” table for a discussion of the contractual additional benefit we agreed to provide to Messrs. Dauman and Dooley in light of their years of service at Former Viacom.

2007 Nonqualified Deferred Compensation

In addition to our tax-qualified 401(k) Plan, we maintain certain nonqualified deferred compensation plans. The Viacom Excess 401(k) Plans and the Viacom Bonus Deferral Plans are available to employees whose income exceeds certain statutory limits for the 401(k) Plan. We also have a deferral program for any deferrals of base salary required under employment agreements. These plans are described in more detail below. The table below sets forth, on an aggregate basis, contributions to these plans in 2007, earnings in 2007, and the balances in the plans as of December 31, 2007.

Name	Executive Contributions in 2007 ($)(1)	Company Contributions in 2007 ($)(2)	Aggregate Earnings in 2007 ($)(3)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/07 ($)
(a)	(b)	(c)	(d)		(e)	(f)
Sumner M. Redstone	–	–	$2,529,299	(4)	–	$5,984,643	(5)
Philippe P. Dauman	$88,750	$15,750	$4,668		–	$145,100
Thomas E. Dooley	–	–	–		–	–
Michael D. Fricklas	$135,366	$19,400	$264,985		–	$3,987,708
Jacques Tortoroli	–	–	$7,039			$133,854
JoAnne A. Griffith	–	–	$7,269		–	$152,308

(1)	Amounts represent employee contributions under our Excess 401(k) Plan for Designated Senior Executives and, in the case of Mr. Fricklas, base salary deferred compensation plan, which amount is included in the “salary” column of the 2007 Summary Compensation Table.

(2)	Company match under the Excess 401(k) Plan for Designated Senior Executives.

(3)	Except as otherwise noted, amounts deferred under our Deferral Plans are deemed invested in the same investment alternatives that the NEO has elected for his tax-qualified 401(k) plan or, if no election has been made, in the 401(k) plan’s default investment option. Amounts are net of deductions for annual fees. Since these amounts are not preferential, they are not included in the Summary Compensation Table, except for the change in value related to Mr. Redstone’s stock option equivalents (SOEs) discussed in footnote (4) below.

(4)	On September 27, 2006, Mr. Redstone converted the $9,439,918 balance of his deferred salary compensation account to SOEs of equal value that have an exercise price of $37.55 (which was the closing price of our Class B common stock on that date), an eight-year term, and vest in equal annual installments over four years. In accordance with his employment agreement, Mr. Redstone continued to defer his base salary through December 31, 2006. This amount reflects the earnings in 2007 on amounts deferred under this account and the Excess 401(k) plan of $21,821, plus the increase in intrinsic value of the SOEs in 2007 of $2,507,478.

(5)	Reflects the cash balance of Mr. Redstone’s Excess 401(k) plan and deferred salary compensation accounts plus the intrinsic value of the SOEs at December 31, 2007.

The Viacom Excess 401(k) Plans. We have established Excess 401(k) Plans to provide benefits to employees who are participants in the tax-qualified 401(k) Plan and whose annual base salary exceeds the annual compensation limit set forth in the Code. For 2007, the compensation limit for the tax-qualified 401(k) Plan was $225,000. We maintain an account in the name of each participant and that account is credited with the amount of the participant’s deferral. A participant may elect to defer between 1% and 15% of eligible compensation on a before-tax or after-tax basis. Eligible compensation for Excess 401(k) Plan participants is, in general, a participant’s base pay including all pre-tax elective contributions made on behalf of a participant either to a company “qualified cash or deferred arrangement” (as defined under Section 401(k) of the Code and applicable regulations), a “cafeteria plan” (as defined under Section 125 of the Code and applicable regulations), or a “qualified transportation fringe” (as defined under Section 132(f) of the Code and the applicable regulations). Eligible compensation does not include deferred compensation or cash bonuses under our STIP. Deferrals to the Excess 401(k) Plans begin once Code limits have been reached in the tax-qualified 401(k) Plan. Participant accounts under the Excess 401(k) Plans are credited (or charged) with earnings, gains or losses based on the investment performance of the funds selected by the participant for amounts contributed to the qualified 401(k) Plan. In addition, as with the qualified 401(k) plan, in 2007 we matched 60% of the first 5% of eligible compensation contributed by a participant on a pre-tax basis. Matching contributions credited under the Excess 401(k) Plans in the aggregate for any participant are subject to an eligible compensation limit of $750,000, unless a grandfather provision applies. In the case of Mr. Redstone, the maximum amount of compensation with respect to which matching contributions can be made is limited to $375,000. Participants become vested in the matching contribution over a five-year period. For purposes of vesting, participants receive credit for years of service credited under the Former Viacom 401(k) plan. We have assumed the total liability for amounts credited under the Former Viacom excess 401(k) plans through the date of the separation for our NEOs who participated in the Former Viacom excess 401(k) plans, except for Mr. Redstone, for whom we assumed 50% of the liability.

The Bonus Deferral Plans. Our Bonus Deferral Plans are voluntary unfunded nonqualified deferred compensation plans for the benefit of senior executives who are designated as eligible to participate in the Excess 401(k) Plans (whose annual base salary exceeds the annual compensation limit applicable to the tax-qualified 401(k) Plan). Under the terms of the Bonus Deferral Plans, a participant may elect before the end of each year to defer a portion (from 1% to 15%) of his or her cash bonus under the STIP earned in respect of the next succeeding calendar year. We maintain an account in the name of each participant, which account is credited with the amount of the participant’s bonus deferral. Participant accounts under the Bonus Deferral Plans are credited (or charged) with earnings, gains or losses based on the investment performance of the funds selected by the participant for amounts contributed to the tax-qualified 401(k) Plan. We do not make matching contributions in the Bonus Deferral Plans. We have assumed the liability for amounts credited under the Former Viacom bonus deferral plans through the date of the separation for our NEOs who participated in the Former Viacom bonus deferral plan.

Distributions and Withdrawals under the Excess 401(k) Plans and Bonus Deferral Plans. The vested portion of each participant’s accounts in the Excess 401(k) Plans and the Bonus Deferral Plans is distributed in cash after termination of employment in accordance with the participant’s payment election. Participants are required to make a joint payment election for all amounts deferred under the plans. For amounts earned and deferred prior to January 1, 2005, participants elect to have these amounts paid in a single lump sum in January of the first, second, third, fourth or fifth year following termination of employment, or in up to five annual installments in amounts designated by the participants beginning in the January following the year of termination. If a participant elects a lump sum payment, it will be made in January of the year following termination of employment unless the participant elects to have payment made in the January of the second through fifth year following termination. If a participant elects to receive annual installment payments over a period of two or more years, the annual payments will be made in substantially equal annual installments, unless the participant designates at the time of making his or her payment option election a specific percentage of his or her account to be distributed in each year. All specified percentages must be a whole multiple of 10% and the total of all designated percentages must be equal to 100%.

For amounts earned and deferred after December 31, 2004, the payment options are the same as those set forth above, except that a participant will not be able to receive any payment from post-2004 accounts until the later of the January 31 following his or her termination of employment or six months following termination of employment. For all amounts earned and deferred prior to January 1, 2005, participants can change their payment elections up to three times during their term of employment. Payments of pre-2005 amounts will be made in accordance with the most recent payment election made more than six months before termination of employment. No changes can be made to the joint payment election made for post-2004 deferrals.

A participant who suffers an unforeseeable emergency as defined in Section 409A may receive a withdrawal of all or part of the vested portion of his or her accounts in the Excess 401(k) Plans and/or the Bonus Deferral Plans to the extent permitted under Section 409A.

The Deferred Compensation Plan. This plan was established for employees who have a deferred compensation arrangement in their employment contract. The amounts deferred are dictated by the specific employment contract. Participant accounts under the deferred compensation plan are credited (or charged) with earnings, gains or losses based on the investment performance of the funds selected by the participant for amounts contributed to the qualified 401(k) Plan, except that, as discussed above, Mr. Redstone’s account is indexed to stock option equivalents effective September 27, 2006. We do not make matching contributions in the deferred compensation plan. Payment of amounts accrued under the deferred compensation plan are made in accordance with the participant’s employment agreement, which generally provides that the amounts be paid after the participant ceases to be an employee in a timeframe designed to comply with the requirements of Section 409A of the Code unless a grandfather provision applies. We have assumed the liability for amounts credited under the Former Viacom deferred compensation plan through the date of the separation for our NEOs who participated in the plan.

Potential Payments upon Termination or Change-In-Control

We have entered into employment agreements and maintain certain plans that, by their terms, will require us to provide compensation and other benefits to our NEOs if their employment terminates. We do not maintain any plans or other arrangements that provide benefits, payments or accelerated vesting of equity or non-equity incentive awards upon a change-in-control of Viacom, except as discussed below under “Potential Excise Tax Gross-Up.”

The following tables summarize the potential payments upon a termination of employment in various circumstances. The amounts shown in the tables apply the assumption that employment terminated on December 31, 2007, and calculations of equity awards reflect the closing price of our Class B Common Stock on the New York Stock Exchange on that date ($43.92). The tables below assume that all outstanding stock options that are vested as of December 31, 2007 (including stock options for which vesting would be accelerated according to the employment agreement) were exercised as of such date, that all RSUs for which vesting would be accelerated are valued as of such date, and for purposes of calculating the payout received for all PSUs, that such date is the last day of the measurement period.

The amounts set forth below do not include accrued obligations such as salary and bonus amounts payable with respect to days previously worked, accrued vacation time, currently vested stock options and other accrued amounts that were fully earned and vested as of December 31, 2007 and would be payable in connection with the executive’s employment, such as amounts payable under our 401(k) plan, excess 410(k) plan, bonus deferral plan or deferred compensation plan. Certain of these accrued obligations as of December 31, 2007 are discussed in the “2007 Pension Benefits” and “2007 Nonqualified Deferred Compensation” tables.

Mr. Redstone’s employment agreement is terminable at will by either party and does not contain provisions providing for severance benefits. Accordingly, the treatment of his equity awards under the various scenarios presented below is the default treatment under the plan documents, unless otherwise indicated.

The narrative following the tables provides important information on the key terms of the individual employment agreements applicable upon termination of employment, including with respect to the acceleration of equity awards and the length of time stock options can be exercised.

Estimated Benefits upon Termination for “Cause”

In the event an NEO is terminated for “Cause,” as such term is defined below, the NEO is only eligible to receive compensation and benefits accrued through the date of termination and all outstanding equity awards, whether vested or unvested, would be forfeited effective on the date of termination. Therefore, no amounts other than accrued amounts would be payable to any of the NEOs.

Estimated Benefits upon Resignation Without “Good Reason”

In the event an NEO resigns without “Good Reason,” as such term is defined below, the NEO is only eligible to receive compensation and benefits accrued through the date of resignation. Outstanding stock options exercisable on the date of resignation may be exercised until the earlier of six months after such date or the expiration date of the options. All unvested stock options, RSUs and PSUs would be forfeited.

Estimated Benefits upon Termination without “Cause” or Resignation for “Good Reason”

In the event an NEO is terminated without “Cause” or resigns for “Good Reason,” as such terms are defined below, the NEO is generally eligible to receive compensation and benefits accrued through the date of termination/resignation, certain salary and bonus amounts as severance, a continuation of benefits and accelerated vesting of equity awards, as described for each NEO under “Relevant Provisions of Employment Agreements” below. The table below sets forth such amounts (other than accrued amounts) calculated as of

December 31, 2007, including the intrinsic value of accelerated equity awards based on the price of our Class B common stock as of that date. Any actual amounts these executives may receive would vary depending on any actual date of termination or resignation. In addition, the excise tax gross-up component discussed in footnote (6) is triggered only under very specific circumstances.

Executive	Salary (other than accrued amounts)(1)	Bonus (other than accrued amounts)(1)	Equity Awards(2)	Benefits(3)	Interest on Payments Delayed under 409A(4)
Sumner M. Redstone(5)	–	–	$5,697,275	–	–
Philippe P. Dauman(6)	$4,000,000	$14,000,000	$20,856,249	$61,565	$344,511
Thomas E. Dooley(6)	$3,200,000	$11,200,000	$16,684,929	$56,285	$275,743
Michael D. Fricklas	$2,000,000	$3,100,000	$5,173,092	$60,755	–
Jacques Tortoroli(7)	$636,000	$381,600	$441,075	$21,129	–
JoAnne A. Griffith(8)	$310,305	$209,952	$525,649	$8,577	–

(1)	Cash severance capped under employment agreement at two times base salary and bonus in effect on the date of termination, except in the case of Mr. Tortoroli and Ms. Griffith, who would receive salary and target bonus through the end of the term of their employment agreements.

(2)	Reflects acceleration of outstanding equity awards as described under “Treatment of Outstanding Equity Awards as of December 31, 2007” below.

(3)	Continuation of health and welfare benefits and life insurance premiums, assuming current rates.

(4)	Assumes an interest rate of 6.875%.

(5)	Mr. Redstone’s employment agreement does not include a concept of “good reason.” In his case, the amounts indicated reflect termination of his employment without “cause” (as defined in the LTMIP).

(6)	Under the terms of the employment agreements for Messrs. Dauman and Dooley, we may potentially pay any excise tax (including a gross-up payment) that they would owe if their termination of employment or resignation was as a result of a change-in-control that results in payments upon which an excise tax under Section 4999 of the Code would be imposed. As of December 31, 2007, we estimate the amount of the potential excise tax and gross-up payments to be approximately $20 million for Mr. Dauman and $14.2 million for Mr. Dooley. See “Potential Excise Tax Gross-Up” below for more information.

(7)	Reflects termination provisions of Mr. Tortoroli’s agreement with Viacom in effect on December 31, 2007. Effective January 1, 2008, Mr. Tortoroli entered into a new agreement with MTV Networks pursuant to which he serves as its CFO, which may provide for termination benefits different than the benefits reflected above.

(8)	Ms. Griffith’s employment agreement in effect on December 31, 2007 does not include a concept of “good reason.” In her case, the amounts indicated reflect termination of her employment without “Cause.”

Estimated Benefits upon Death or Incapacity

Death. Other than accrued benefits, no benefits are provided in connection with an NEO’s death except, in the cases of Messrs. Dauman, Dooley and Fricklas, for the acceleration of equity awards, the treatment of which is the same as that set forth in the above table. In the employment agreements for our NEOs, we pay the premiums for specified life insurance benefits in lieu of any continuing payment of salary and bonus through the term of the respective employment agreement. Each of Messrs. Dauman, Dooley and Fricklas are provided with life insurance policies with a face value of $5,000,000 and Mr. Redstone is provided with a $2,500,000 policy (with CBS Corporation providing coverage for an additional $2,500,000). Mr. Tortoroli and Ms. Griffith are provided with an amount equal to a multiple of base salary, which is the same as provided to Viacom employees generally. These amounts would be paid by our insurer upon an NEO’s death.

Incapacity. Other than accrued benefits and short-term disability amounts, no benefits would be provided in connection with an NEO’s incapacity except, in the cases of Messrs. Dauman, Dooley and Fricklas, for the acceleration of equity awards, the treatment of which is the same as that set forth in the above table. In the event an NEO becomes disabled during the term of employment, the NEO may participate in our short-term disability program for up to 26 weeks, and may then participate in our long-term disability program. In addition to any accrued benefits and target bonus payable, Messrs. Dauman and Dooley would receive their full salary while participating in our short-term disability program (which we self-insure and would therefore pay), and then payments would be made by our long-term disability insurer up to a maximum amount per month until age 65. In addition to any accrued benefits and target bonus payable, Messrs. Redstone, Fricklas and Tortoroli and Ms. Griffith would participate in our short-term disability program on the same basis as any other employee, earning 100% of salary for the first 13 weeks of participation in the short-term disability program and 80% of salary for the second 13 weeks. Messrs. Fricklas and Tortoroli and Ms. Griffith would receive payments from our long-term disability insurer up to a maximum amount per month, until age 65 in the case of Messrs. Fricklas and Tortoroli, and for a period of 30 months in the case of Ms. Griffith.

Relevant Provisions of Employment Agreements

Upon termination of employment for any reason, all NEOs are entitled to accrued salary and vacation time, and any other benefits accrued through the termination date. Entitlement to pension benefits is described under the heading “2007 Pension Benefits.”

Treatment of Outstanding Equity Awards as of December 31, 2007

Outstanding equity awards held by our NEOs as of December 31, 2007 are described in the table “Outstanding Equity Awards at Fiscal Year End.” The following describes the treatment of these outstanding equity awards in the event employment terminates:

Termination For Cause

•	If an NEO is terminated for “Cause,” all outstanding equity awards, whether vested or unvested, are forfeited effective on the date of termination.

Resignation Without Good Reason

•

If an NEO resigns other than for “Good Reason,” outstanding stock options exercisable on the date of resignation remain exercisable for six months. Unvested stock options, unvested RSUs and PSUs are forfeited.

Termination Without Cause / Resignation for Good Reason

•

In the event of Mr. Redstone’s termination without “Cause,” vested stock options will remain exercisable for six months. All outstanding PSUs will be paid out and the date of termination will be deemed the last day of the measurement period for purposes of calculating the payout received. In addition, pursuant to Mr. Redstone’s employment agreement, stock option equivalents credited to his deferred compensation account will vest.

•

If either Mr. Dauman’s or Mr. Dooley’s employment is terminated without “Cause,” or if either executive resigns for “Good Reason,” any outstanding unvested stock options will vest and all stock options will remain exercisable for two years (or if earlier, their expiration date), and all unvested RSUs will immediately vest. All outstanding PSUs will be paid out and the date of termination will be deemed the last day of the measurement period for purposes of calculating the payout received.

•

If either Mr. Fricklas’ or Mr. Tortoroli’s employment is terminated without “Cause,” or if either executive resigns for “Good Reason,” any outstanding unvested stock options that would have vested during the term of employment will vest and all stock options will remain exercisable for six months, in the case of Mr. Tortoroli, and, in the case of Mr. Fricklas, six months for options granted before January 29, 2003 and one year for options granted on or after January 29, 2003 (or, in each case, their expiration date if earlier). Any unvested RSUs will be forfeited, except for any RSUs granted after January 1, 2007 that would have vested during the term of employment, which will immediately vest. All outstanding PSUs will be paid out and the date of termination will be deemed the last day of the measurement period for purposes of calculating the payout received.

•

If Ms. Griffith’s employment is terminated without “Cause,” any outstanding unvested stock options that would have vested during the term of her employment will vest and all stock options will remain exercisable for six months (or if earlier, their expiration date). Ms. Griffith’s current employment agreement does not include provisions on resignation for “Good Reason” since it was written in contemplation of her leaving the Company.

Death / Incapacity

•	Pursuant to Mr. Redstone’s employment agreement, if his employment terminates by reason of his death or incapacity, stock option equivalents credited to his deferred compensation account will vest.

•

If either Mr. Dauman’s or Mr. Dooley’s employment is terminated due to death or incapacity, any outstanding unvested stock options will vest and all stock options will remain exercisable for the period provided in the applicable award agreement, and all outstanding RSUs will immediately vest.

•

In the event of Mr. Fricklas’ death while employed or while receiving benefits following a termination without “Cause” or for “Good Reason,” or upon his disability, any outstanding unvested stock options that would have vested during the term of his employment will vest and all stock options will remain exercisable for one year (or if earlier, their expiration date). Any unvested RSUs will be forfeited, except for the RSUs granted on March 15, 2007, which will immediately vest.

•

In accordance with the terms of the LTMIP, if Mr. Tortoroli’s or Ms. Griffith’s employment is terminated due to death, outstanding vested stock options will remain exercisable for two years, and if terminated due to incapacity, outstanding vested stock options will remain exercisable for three years (or, in each case, their expiration date if earlier). Any unvested stock options or RSUs held by Mr. Tortoroli or Ms. Griffith will be forfeited.

Retirement

•	If an NEO retires, outstanding stock options that were exercisable on the retirement date will remain exercisable for three years (or if earlier, their expiration date).

Termination for “Cause”

Under the terms of the employment agreements for Messrs. Dauman and Dooley, we generally would have “Cause” to terminate employment in any of the following circumstances: (i) engaging in intentional acts of material fraud against Viacom; (ii) engaging in willful malfeasance that has a material adverse effect on Viacom; (iii) substantial and continual refusal to perform his duties, responsibilities or obligations as our President and CEO or Senior Executive Vice President, Chief Administrative Officer and Chief Financial Officer, respectively; (iv) conviction of a felony or entered a plea of nolo contendere to a felony charge; (v) willful violation of any Viacom policy generally applicable to employees or officers, including policies concerning insider trading or sexual harassment, or our code of conduct, where he knew or should have known that the violation could reasonably be expected to result in a material adverse effect on Viacom; (vi) making of certain unauthorized disclosures of trade secrets or other confidential information; (vii) willful failure to cooperate with an internal investigation or with a regulatory or law enforcement investigation of Viacom after being instructed by the Board to cooperate; (viii) willful destruction or intentional failure to preserve documents or other material known by him to be relevant to an investigation; or (ix) willful inducement of others to fail to cooperate in any investigation. We are required to notify Messrs. Dauman and Dooley within 30 days after any event that constitutes “Cause” comes to the attention of one of our executive officers, and in general, they have 30 days after receiving notice to cure the event.

Under the employment agreements of each of Messrs. Fricklas and Tortoroli and Ms. Griffith, we generally would have “Cause” to terminate employment in any of the following circumstances: (i) engaging in embezzlement, fraud or other conduct that would constitute a felony; (ii) engaging in the willful unauthorized disclosure of confidential information; (iii) failure to obey a material lawful directive that was appropriate to his or her position from an executive or executives in his reporting line; (iv) committing a material breach of his or her employment agreement; (v) failure (except in the event of disability) or refusal to substantially perform material obligations under the employment agreement; (vi) willful failure to cooperate with a bona fide internal investigation or investigation by regulatory or law enforcement authorities, after being instructed by Viacom to cooperate; (vii) willful destruction or failure to preserve documents or other material known to be relevant to such an investigation; or (viii) willful inducement of others to fail to cooperate in any investigation. We are required to notify the executive after any event that constitutes “Cause” before terminating his or her employment, and in general he or she has 10 business days after receiving notice to cure the event.

Mr. Redstone’s employment agreement does not contain a definition of “cause.” The standard applicable to him with respect to his outstanding equity grants would be the definition of “cause” contained in the LTMIP. This definition is generally consistent with the definition in the employment agreements for Messrs. Fricklas and Tortoroli and Ms. Griffith, except that the LTMIP definition does not include a notice requirement or a cure period.

Resignation for “Good Reason”

Our employment agreements for Messrs. Dauman and Dooley provide that the executive would have “Good Reason” to terminate employment in any of the following circumstances: (i) if we assign duties inconsistent with his current positions, duties or responsibilities or if we change the parties to whom each reports; (ii) if we remove him from, or fail to re-elect him to, his position; (iii) if he is not re-elected to the board of directors; (iv) if we reduce his salary, target bonus or other compensation levels; (v) if we require him to be based anywhere other than the New York metropolitan area; or (vi) if we breach any of our obligations under the employment agreement. Messrs. Dauman and Dooley generally are required to notify us within 30 days after becoming aware of the occurrence of any event that constitutes Good Reason, and in general we have 30 days to cure the event.

Mr. Fricklas generally would have “Good Reason” to terminate his employment in any of the following circumstances: (i) if we assign him duties inconsistent with his current position, duties or responsibilities; (ii) if we withdraw material portions of his duties or change his reporting relationship such that he does not report directly and solely to the chief executive officer or any chief operating officer; (iii) if we materially breach our material obligations under his employment agreement; or (iv) if his position is relocated outside the New York City metropolitan area. Mr. Tortoroli generally would have “Good Reason” to terminate his employment in any of the following circumstances: (i) if we assign him duties inconsistent with his current position or duties; (ii) if we withdraw material portions of his duties; or (iii) if we materially breach our material obligations under his employment agreement. Messrs. Fricklas and Tortoroli generally are required to notify us within 30 days after the occurrence of any event that constitutes “Good Reason,” and in general we have 10 business days to cure the event.

Mr. Redstone’s and Ms. Griffith’s employment agreements do not include any provision on resignation for “Good Reason.”

Restrictive Covenants

Our executive employment agreements contain several important restrictive covenants with which an executive must comply following termination of employment. For example, the entitlement of our NEOs to payment of any unpaid portion of the severance amount indicated in the table as owing following a termination without “Cause” or resignation for “Good Reason” is conditioned on the executive’s compliance with covenants not to engage in any business that competes with Viacom and not to solicit certain of our employees. The non-competition covenant continues in effect during a period that will end one year following termination of employment, and the non-solicitation covenant, depending on the level of the employee solicited, continues in effect during a period that will end six months or one year following the executive’s termination of employment. Mr. Fricklas similarly would be bound following termination of employment by a non-competition covenant that will end on May 31, 2010 or, if we terminate his employment without “Cause” or he resigns for “Good Reason,” on the earlier of May 31, 2010 and the first anniversary of his termination, or if we terminate his employment for

“Cause,” on the earlier of May 31, 2010 and the 18-month anniversary of his termination, and by a non-solicitation covenant that will continue until May 31, 2011. Mr. Tortoroli is subject to substantially the same non-competition and solicitation covenants as Mr. Fricklas, except that Mr. Tortoroli’s non-competition will end on December 31, 2008 or, if earlier, the first anniversary of his termination without “Cause” or resignation for “Good Reason” or the 18-month anniversary of his termination for “Cause.” Mr. Tortoroli’s non-solicitation covenant will continue until December 31, 2009. Ms. Griffith is also subject to a non-competition covenant, which terminates May 31, 2008, and to a non-solicitation covenant, which terminates May 31, 2009.

The employment agreements for each of the NEOs other than Mr. Redstone also contain covenants regarding cooperation in litigation proceedings and non-disparagement (these covenants last for one year following termination of employment for Messrs. Dauman, Dooley and Tortoroli and Ms. Griffith and until May 31, 2011 for Mr. Fricklas), covenants regarding non-disclosure of confidential information and recognition of Viacom’s ownership of works of authorship resulting from their services (both of unlimited duration) and covenants concerning the executive’s ability to prepare or assist in the preparation of certain creative works (this covenant lasts for two years following termination of employment for Messrs. Dauman and Dooley, until May 31, 2010 for Mr. Fricklas, until December 31, 2008 for Mr. Tortoroli and until May 31, 2008 for Ms. Griffith). In addition, each of Messrs. Fricklas and Tortoroli is required to mitigate his salary continuation and bonus amounts by seeking other employment, and the amount of these payments will be reduced by any compensation that he earns from any source. Mitigation is not required, and no offset shall be made, for 12 months after the date of termination in the case of Mr. Fricklas, and for six months after the date of termination in the case of Mr. Tortoroli.

As noted earlier, Mr. Redstone’s employment agreement does not provide for any incremental severance or similar payments upon his termination of employment for any reason. His agreement does not provide for restrictive covenants following termination of employment.

Compliance with Section 409A

Our NEOs are “specified employees” for purposes of Section 409A of the Internal Revenue Code. As a result, without triggering adverse consequences, we cannot make payments of “deferred compensation” within the meaning of Section 409A to them within six months of termination of employment, subject to certain exceptions. We have agreed to delay the payment of any amounts required to be delayed for six months until we are permitted to make payment without triggering adverse consequences under Section 409A, and, in the case of Messrs. Dauman and Dooley, to pay interest on the amounts as to which payment was delayed at our highest borrowing rate in effect on the termination date.

Potential Excise Tax Gross-Up

If Viacom were to experience a change-in-control within the meaning of Section 280G of the Code, and the employment of Messrs. Dauman or Dooley terminated in connection with the change-in-control, certain of the payments or benefits we owe Messrs. Dauman and Dooley may be subject to excise tax under Section 4999 of the Code. We have agreed to pay directly or reimburse them for any such excise tax (including interest and penalties) that is imposed and to make an additional cash payment (a “gross-up” payment) that will place them in the same after-tax economic position that they would have been in if the payment or benefit had not been subject to the excise tax.

The amounts we estimate for the excise tax and gross-up payment are set forth in footnote (6) to the table “Estimated Benefits upon Termination without ‘Cause’ or Resignation for ‘Good Reason’” above, based on the assumption that Viacom had experienced a change-in-control within the meaning of Section 280G on December 31, 2007, and that Mr. Dauman’s and Mr. Dooley’s employment terminated in connection with that change-in-control. These amounts are calculated based on an excise tax rate of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate, a 6.85% state income tax rate and, in the case of Mr. Dauman, a 3.648% New York City tax rate. We also assumed that no amounts owed would be discounted as attributable to reasonable compensation and did not attribute any value to their agreement to a non-competition or any other restrictive covenants.

EQUITY COMPENSATION PLAN INFORMATION

We grant equity awards to employees under the Viacom Inc. 2006 Long-Term Management Incentive Plan, as amended and restated April 12, 2007 (the “LTMIP”), and to Outside Directors under the Viacom Inc. 2006 Stock Option Plan for Outside Directors and the Viacom Inc. 2006 RSU Plan for Outside Directors. The director plans both use the same share reserve as set forth in the 2006 Stock Option Plan for Outside Directors. Each of these equity compensation plans was approved by Former Viacom as our sole stockholder prior to the separation and became effective at the time of the separation, and the LTMIP (as amended and restated) was also approved by our stockholders at our 2007 Annual Meeting.

The following table sets forth certain information as of December 31, 2007 concerning the shares of Class B common stock authorized for issuance under these equity compensation plans. No shares of Class A common stock are authorized for issuance under the equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders:
LTMIP(2)	43,553,582	$49.69	35,660,779	(1)
Director Plans(2)	187,866	$48.71	405,603	(3)

Total	43,741,448	$49.69	36,066,382

(1)	Includes as of December 31, 2007 (a) 3,264,878 shares reserved for issuance of outstanding restricted share units and performance share units and (b) 32,395,901 shares reserved for future issuance of stock options, restricted share units, performance share units and/or other equity awards.

(2)	Comparable amounts for columns (a) and (b) as of December 31, 2006 were as follows: for the LTMIP, 48,154,522 and $48.77; and for the Director Plans: 162,233 and $49.71.

(3)	Includes as of December 31, 2007 (a) 18,508 shares reserved for issuance of outstanding restricted share units and (b) 387,095 shares reserved for future issuance of stock options and restricted share units to Outside Directors.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent Viacom specifically incorporates such information by reference.

The Audit Committee Charter states that the purpose of the Audit Committee is to oversee the accounting and financial reporting processes of Viacom and the audit of Viacom’s consolidated financial statements. The Audit Committee also assists the Board’s oversight of:

•	the quality and integrity of Viacom’s consolidated financial statements and related disclosures;

•	Viacom’s compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence; and

•	the performance of Viacom’s internal audit function and independent auditor.

Under the Charter, the Audit Committee’s authorities and duties include, among other things:

•

direct responsibility for the appointment, retention, termination, compensation and oversight of the work of the independent auditor, which reports directly to the Committee, and the sole authority to pre-approve all services provided by the independent auditor;

•	reviewing and discussing Viacom’s annual audited financial statements, quarterly financial statements and earnings releases with management and its independent auditor;

•	reviewing the internal audit function’s organization, responsibilities, audit plan and results;

•	reviewing with management, the internal auditor and the independent auditor the effectiveness of Viacom’s internal control over financial reporting and disclosure controls and procedures; and

•	reviewing with management material legal matters and the effectiveness of Viacom’s procedures to ensure compliance with legal and regulatory requirements.

The Audit Committee also discusses certain matters with the independent auditor on a regular basis, including Viacom’s critical accounting policies, certain communications between the independent auditor and management, and the qualifications of the independent auditor.

Viacom’s management is responsible for the preparation of its consolidated financial statements, the financial reporting processes and maintaining effective internal control over financial reporting. The independent auditor is responsible for performing an audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and expressing an opinion on the conformity of the audited consolidated financial statements to U.S. generally accepted accounting principles (“U.S. GAAP”). The Audit Committee monitors and oversees these processes.

As part of its oversight role, the Audit Committee has reviewed and discussed with management and Viacom’s independent auditor, PricewaterhouseCoopers LLP (“PwC”), Viacom’s audited consolidated financial statements for the year ended December 31, 2007 and disclosures under “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in Viacom’s Annual Report on Form 10-K for the year ended December 31, 2007.

The Audit Committee has also discussed with PwC all required communications, including the matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended and adopted by the PCAOB in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the PCAOB in Rule 3600T, and has discussed with PwC the firm’s independence from Viacom.

Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Viacom’s Annual Report on Form 10-K for the year ended December 31, 2007.

Members of the Audit Committee

Frederic V. Salerno, Chair

Blythe J. McGarvie

Charles E. Phillips, Jr.

SERVICES PROVIDED BY THE INDEPENDENT AUDITOR AND FEES PAID

The following table sets forth the fees paid by us and our subsidiaries for services rendered by PwC for the years ended December 31, 2007 and December 31, 2006.

	2007	2006
Audit Fees(1)	$10,678,946	$10,194,100
Audit-Related Fees(2)	509,832	1,292,005
Tax Fees(3)	706,355	560,143
All Other Fees(4)	37,100	40,764

Total	$11,932,233	$12,087,012

(1)	Represents audit fees billed for each of 2007 and 2006. Audit fees in 2007 reflect the audit of our financial statements, statutory audits and services provided in connection with SEC filings, including responses to SEC comment letters. Audit fees in 2006 reflect the audit of our financial statements, statutory audits and services provided in connection with SEC filings. The 2006 amount has been adjusted to include an additional $300,000 paid in mid-2007 in connection with services for the audit of our 2006 financial statements.

(2)	Represents audit-related fees billed in each of 2007 and 2006. Audit-related fees in 2007 principally related to services in connection with financial due diligence, financial statement audits of employee benefit plans and reviews of controls surrounding accounting information systems. Audit-related fees in 2006 principally related to services in connection with acquisitions, financial due diligence and an audit of the MTV Video Music Awards.

(3)	Represents tax fees billed in each of 2007 and 2006. Tax fees in 2007 principally related to domestic and international tax compliance, transfer pricing and other consulting services. Tax fees in 2006 principally related to domestic and international tax compliance, tax filing and tax planning services for employees involved in our expatriate program, a captive insurance company review and a transfer pricing review.

(4)	Represents all other fees billed in each of 2007 and 2006. All other fees in 2007 and 2006 principally related to PwC reference materials, seminars and publications purchased by us.

Audit Committee Pre-Approval of Services Provided by PwC

All audit and non-audit services provided to us by PwC in 2007 were pre-approved by our Audit Committee. Under our pre-approval policies and procedures in effect during 2007, the Chair of the Audit Committee was authorized to pre-approve the engagement of PwC to provide certain specified audit and non-audit services, and the engagement of any accounting firm to provide certain specified audit services, up to a maximum amount of $200,000 per engagement, with the total amount of such authorizations outstanding that have not been reported to the Audit Committee not to exceed an aggregate of $750,000. The Audit Committee received regular reports on the engagements approved by the Chair pursuant to this delegation.

ITEM 2 – RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITOR

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent auditor for the year ending December 31, 2008, subject to stockholder ratification. The Audit Committee has reviewed PwC’s independence from us as described in the “Report of the Audit Committee.” In appointing PwC as our independent auditor for the year ending December 31, 2008, and in recommending that our stockholders ratify the appointment, the Audit Committee has considered whether the non-audit services provided by PwC were compatible with maintaining PwC’s independence from us and has determined that such services do not impair PwC’s independence.

Representatives of PwC are expected to be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so. They will also be available to respond to questions at the Annual Meeting.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent auditor for 2008.

OTHER MATTERS

Stockholders can elect to receive future Viacom proxy statements, annual reports and other stockholder communications electronically instead of by mail. Stockholders who have previously enrolled in electronic delivery of shareholder communications will receive their materials online this year. This helps us reduce the use of paper and other resources, and lower our printing, postage and other costs. We highly recommend that you consider electronic delivery of these documents. If you are interested in participating in this electronic delivery program, you should visit www.icsdelivery.com/viacom. In addition, we have adopted the “Notice and Access” option for delivery of proxy materials this year, and we encourage you to access our proxy materials electronically now and in future years instead of requesting a printed copy.

As of the date of this proxy statement, management does not intend to present and has not been informed that any other person intends to present any matter for action not specified in this proxy statement. If any other matters properly come before the Annual Meeting, it is intended that the proxy holders will act on those matters in accordance with their best judgment.

In order for proposals by stockholders to be considered for inclusion in the proxy card and proxy statement relating to the 2009 Annual Meeting of Stockholders, such proposals must be received on or before December 20, 2008 at our principal executive offices at 1515 Broadway, New York, NY 10036-5794, attention: Michael D. Fricklas, Secretary.

By Order of the Board of Directors,

MICHAEL D. FRICKLAS
Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

We have sent or are sending the Notice of Internet Availability of Proxy Materials, which indicates that this Notice of 2008 Annual Meeting of Stockholders and Proxy Statement, our Stockholder Letter and our Annual Report on Form 10-K for the year ended December 31, 2007, with financial statements and schedules thereto, will be made available at http://proxymaterials.viacom.com. If you wish to receive paper or e-mail copies of any of these materials, please follow the instructions on your Notice of Internet Availability of Proxy Materials. The Form 10-K is also available on our website www.viacom.com.

VIACOM INC. 1515 BROADWAY NEW YORK, NY 10036

VOTE BY MAIL

Mark, sign and date this proxy card and return it in the enclosed postage prepaid envelope so that it is received prior to the Annual Meeting on June 5, 2008.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions up until 11:59 p.m., Eastern Daylight Time, on June 4, 2008 (June 3, 2008 for 401(k) plan participants). Have this proxy card in hand when you access the website and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

If you live in the United States or Canada, use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Daylight Time, on June 4, 2008 (June 3, 2008 for 401(k) plan participants). Have this proxy card in hand when you call and then follow the recorded instructions.

Your telephone or Internet vote authorizes the proxy holders to vote the shares represented by this proxy in the same manner as if you returned the proxy card. If you have submitted your proxy by telephone or the Internet there is no need for you to return this proxy card.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to help reduce our use of paper and other resources, you can consent to receive all future Viacom stockholder communications electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

DETACH PROXY HERE IF YOU ARE NOT VOTING BY TELEPHONE OR THE INTERNET AND MARK BELOW IN BLUE OR BLACK INK AS FOLLOWS: Ú Ú	VIACM1 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VIACOM INC. The Board recommends a vote FOR matters 1 and 2.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	The election of 11 directors:		☐	☐	☐
Nominees:
	01) George S. Abrams	07) Charles E. Phillips, Jr.
	02) Philippe P. Dauman	08) Shari Redstone
	03) Thomas E. Dooley	09) Sumner M. Redstone
	04) Alan C. Greenberg	10) Frederic V. Salerno
	05) Robert K. Kraft	11) William Schwartz
	06) Blythe J. McGarvie						For	Against	Abstain

2.	Ratification of the appointment of PricewaterhouseCoopers LLP to serve as independent auditor for Viacom Inc. for 2008.						☐	☐	☐

Please sign exactly as your name(s) appear(s) on this proxy card. When shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐
			Yes	No

MATERIALS ELECTION

As of July 1, 2007, SEC rules permit companies to send you a notice that proxy information is available on the Internet, instead of mailing you a complete set of materials. Check the box to the right if you want to receive future proxy materials by mail, at no cost to you.

☐		Please indicate if you plan to attend this meeting. If you check “yes”, an admission ticket will be sent to you.	☐	☐
Please sign, date and return this proxy card in the enclosed postage prepaid envelope.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice of 2008 Annual Meeting of Stockholders and Proxy Statement, 2007 Annual Report on Form 10-K and Stockholder Letter are available at http://proxymaterials.viacom.com.

 — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

P R O X Y

VIACOM INC.

1515 Broadway

New York, New York 10036

2008 Annual Meeting Proxy Card

The undersigned hereby appoints PHILIPPE P. DAUMAN and MICHAEL D. FRICKLAS, and each of them, as proxy holders with full power of substitution, to represent and to vote on behalf of the undersigned all of the shares of Class A Common Stock of Viacom Inc. represented by this proxy at the 2008 Annual Meeting of Stockholders to be held on Thursday, June 5, 2008, at the Hudson Theatre, Millennium Broadway Hotel, 145 West 44th Street (between Broadway and 6th Avenue), New York, New York, beginning at 10:30 a.m., Eastern Daylight Time, and at any adjournments or postponements thereof, on the matters set forth on the reverse side as more fully described in the Notice of 2008 Annual Meeting of Stockholders and Proxy Statement.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF VIACOM INC. THIS PROXY, WHEN PROPERLY EXECUTED AND TIMELY RECEIVED PRIOR TO THE MEETING, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER.

You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Board of Directors recommends a vote FOR matters (1) and (2). Therefore, unless otherwise specified, the vote represented by this proxy will be cast FOR matters (1) and (2). The proxy holders are directed to vote as specified on the reverse side hereof and in their discretion on all other matters.

Attention 401(k) plan participants: If you hold shares of Viacom Inc. Class A Common Stock through the Viacom 401(k) plan, you should complete, sign and return this proxy card to instruct the trustee of the plan how to vote these shares. Your proxy must be received no later than 11:59 p.m., Eastern Daylight Time, on June 3, 2008 so that the trustee of the plan (who votes the shares on behalf of plan participants) has adequate time to tabulate the voting instructions. Your voting instructions will be kept confidential.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Viacom Inc.

c/o Broadridge

51 Mercedes Way

Edgewood, NY 11717

(Continued, and to be signed and dated on the reverse side.)